Exhibit 4.1

CREDIT AGREEMENT

dated as of December 16, 2004

among

POGO PRODUCING COMPANY,
as the Borrower,

CERTAIN COMMERCIAL LENDING INSTITUTIONS,
as the Lenders,

BANK OF MONTREAL,
acting through its Chicago, Illinois branch
as the Administrative Agent for the Lenders,

BANK OF AMERICA, N.A.,
TORONTO DOMINION (TEXAS) LLC
and
BNP PARIBAS,
as Co-Syndication Agents,

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Documentation Agent,

and

CITIBANK, N.A.,
and
THE BANK OF NOVA SCOTIA,
as Managing Agents

HARRIS NESBITT CORP.
as Co-Lead Arranger and Sole Bookrunner,
and
BANC OF AMERICA SECURITIES LLC,
as Co-Lead Arranger

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1	Defined Terms

SECTION 1.2	Use of Defined Terms

SECTION 1.3	Cross-References

SECTION 1.4	Accounting and Financial Determinations

ARTICLE II	COMMITMENTS, BORROWING PROCEDURES AND NOTES

SECTION 2.1	Commitments

SECTION 2.2	Swing Line Advances

SECTION 2.3	Letters of Credit

SECTION 2.4	Reduction and Termination of the Commitment Amounts

SECTION 2.5	Borrowing Procedure

SECTION 2.6	Continuation and Conversion Elections

SECTION 2.7	Funding

SECTION 2.8	Determination of Borrowing Base

SECTION 2.9	Revolving Notes

SECTION 2.10	Addition of Lenders and Increase in Commitment Amount

ARTICLE III	REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1	Repayments and Prepayments

SECTION 3.2	Interest Provisions

SECTION 3.3	Fees

ARTICLE IV	CERTAIN LIBOR AND OTHER PROVISIONS

SECTION 4.1	Fixed Rate Lending Unlawful

SECTION 4.2	Rates Unavailable

SECTION 4.3	Increased LIBOR Loan Costs, etc

SECTION 4.4	Funding Losses

SECTION 4.5	Increased Capital Costs

SECTION 4.6	Period of Liability; Lender Substitution

SECTION 4.7	Taxes

SECTION 4.8	Payments, Computations, etc

SECTION 4.9	Sharing of Payments

i

SECTION 4.10	Setoff

SECTION 4.11	Use of Proceeds

ARTICLE V	CONDITIONS TO BORROWING

SECTION 5.1	Initial Borrowing

SECTION 5.2	Conditions Precedent to Credit Event

ARTICLE VI	REPRESENTATIONS AND WARRANTIES

SECTION 6.1	Organization, etc

SECTION 6.2	Due Authorization, Non-Contravention, etc

SECTION 6.3	Government Approval, Regulation, etc

SECTION 6.4	Validity, etc

SECTION 6.5	Financial Information

SECTION 6.6	No Material Adverse Change

SECTION 6.7	Litigation, etc

SECTION 6.8	Subsidiaries

SECTION 6.9	Ownership of Properties

SECTION 6.10	Taxes

SECTION 6.11	Pension and Welfare Plans

SECTION 6.12	Environmental Warranties

SECTION 6.13	Regulation U

SECTION 6.14	Absence of Defaults

SECTION 6.15	Information Memorandum

ARTICLE VII	AFFIRMATIVE COVENANTS

SECTION 7.1	Financial Information, Reports, Notices, etc

SECTION 7.2	Compliance with Laws; Taxes

SECTION 7.3	Maintenance of Properties

SECTION 7.4	Insurance

SECTION 7.5	Books and Records

SECTION 7.6	Environmental Covenant

SECTION 7.7	Performance Under Material Operating Contracts

SECTION 7.8	Designation and Conversion of Restricted and Unrestricted Subsidiaries

SECTION 7.9	Subsidiary Guaranty

ARTICLE VIII	NEGATIVE COVENANTS

SECTION 8.1	Limitations on Indebtedness

SECTION 8.2	Liens

SECTION 8.3	Financial Condition

SECTION 8.4	Investments

SECTION 8.5	Restricted Payments, etc

SECTION 8.6	Consolidation, Merger, etc

SECTION 8.7	Modification of Certain Agreements

SECTION 8.8	Transactions with Affiliates

SECTION 8.9	Negative Pledges, etc

SECTION 8.10	Speculative Hedging

ARTICLE IX	EVENTS OF DEFAULT

SECTION 9.1	Listing of Events of Default

SECTION 9.2	Action if Bankruptcy

SECTION 9.3	Action if Other Event of Default

ARTICLE X	THE AGENTS

SECTION 10.1	Actions

SECTION 10.2	Funding Reliance, etc

SECTION 10.3	Exculpation

SECTION 10.4	Successor to Administrative Agent

SECTION 10.5	Loans by the Agents

SECTION 10.6	Credit Decisions

SECTION 10.7	Copies, etc

ARTICLE XI	MISCELLANEOUS PROVISIONS

SECTION 11.1	Waivers, Amendments, etc

SECTION 11.2	Notices

SECTION 11.3	Payment of Costs and Expenses

SECTION 11.4	Indemnification

SECTION 11.5	Survival

SECTION 11.6	Severability

SECTION 11.7	Headings

SECTION 11.8	Execution in Counterparts, Effectiveness, etc

SECTION 11.9	Governing Law; Entire Agreement

SECTION 11.10	Successors and Assigns

SECTION 11.11	Assignments and Participations

SECTION 11.12	Confidentiality

SECTION 11.13	Other Transactions

SECTION 11.14	USA Patriot Act Notice

SECTION 11.15	NO ORAL AGREEMENTS

SCHEDULES AND EXHIBITS

SCHEDULE I	-	Disclosure Schedule
SCHEDULE 2.1	-	Commitments

EXHIBIT A	-	Form of Note
EXHIBIT B	-	Form of Borrowing Request
EXHIBIT C	-	Form of Continuation/Conversion Notice
EXHIBIT D	-	Form of Assignment and Assumption Agreement
EXHIBIT E-1	-	Form of Opinion of Michael J. Killelea, Esq., Vice President and General Counsel of Borrower
EXHIBIT E-2	-	Form of Opinion of Baker Botts L.L.P., special New York counsel to Borrower
EXHIBIT F	-	Form of Lender Certificate
EXHIBIT G	-	Form of Request for Swing Line Advance
EXHIBIT H	-	Form of Swing Line Note

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of December 16, 2004, among POGO PRODUCING COMPANY, a Delaware corporation (the “Borrower”), the various financial institutions which are or may become parties hereto (collectively, the “Lenders”), and BANK OF MONTREAL, acting through its Chicago, Illinois branch as administrative agent (the “Administrative Agent”) for the Lenders, BANK OF AMERICA, N.A., TORONTO DOMINION (TEXAS) LLC and BNP PARIBAS, as co-syndication agents (each a “Co-Syndication Agent” and together the “Co-Syndication Agents”) for the Lenders, WACHOVIA BANK, NATIONAL ASSOCIATION, as documentation agent (“Documentation Agent”) for the Lenders, and CITIBANK, N.A. and THE BANK OF NOVA SCOTIA, as managing agents (“Managing Agents”) for the Lenders.

W  I  T  N  E  S  S  E  T  H :

WHEREAS, the Borrower requests that the Agents and the Lenders enter into this Credit  Agreement to extend Commitments, make Loans to the Borrower and issue Letters of Credit for the account of the Borrower in accordance with the terms and conditions hereof;

WHEREAS, the Agents and the Lenders are willing to enter into the Credit Agreement and the Lenders are willing, on the terms and subject to the conditions hereinafter set forth, to extend such Commitments, make such Loans to the Borrower and issue Letters of Credit for the account of the Borrower; and

WHEREAS, the proceeds of Loans to be made and the Letters of Credit to be issued after the date hereof will be used to refinance existing Indebtedness and for general corporate purposes of the Borrower and its Subsidiaries;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1  Defined Terms.  The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock of a corporation, which stock has ordinary voting power for the election of the members of the acquiree’s board of directors (other than stock having such power only by reason of the happening of a contingency), or the acquisition of in excess of 50% of the partnership interests or other equity interests of any Person not a corporation which acquisition gives the acquirer ordinary voting power to direct or cause the direction of the management and policies of the acquiree, or (c) a merger or consolidation or any other combination with another Person

(other than a Person that is a Subsidiary of that Person) provided that the Borrower or a Subsidiary of the Borrower is the surviving entity.

“Additional Costs” is defined in Section 4.3.

“Additional Senior Unsecured Indebtedness” means any unsecured Indebtedness, including, without limitation, money market lines of credit, demand note lines of credit, bankers’ acceptance lines of credit or any similar lines of credit, incurred by the Borrower after the Effective Date in an aggregate principal amount not to exceed $50,000,000 at any time outstanding.

“Additional Subordinated Indebtedness” means Indebtedness for borrowed money incurred by the Borrower after the Effective Date at any time outstanding which complies with the following requirements:

(a)                                  such new Indebtedness has subordination terms not materially less favorable to the Lenders as holders of the Notes than the then existing Subordinated Indebtedness unless such terms are approved by the Required Lenders;

(b)                                 the aggregate principal payments for such new Indebtedness scheduled to be paid in any Fiscal Year ending prior to the Stated Maturity Date are no greater than the aggregate scheduled principal payments under the existing Subordinated Indebtedness; and

(c)                                  the maturity dates of such Indebtedness are no earlier than 180 days after the Stated Maturity Date.

“Administrative Agent” is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Administrative Agent pursuant to Section 10.4.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person.  A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power

(a)                                  to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners, or

(b)                                 to direct or cause the direction of the management and policies of such Person whether by contract or otherwise,

provided, however, for purposes of this definition (i) no director or employee of the Borrower or any Subsidiary shall be considered an Affiliate of the Borrower or any Subsidiary solely by virtue of having that status, (ii) no trustee under, and no committee with responsibility for administering, any Plan shall be considered an Affiliate of the Borrower or any Subsidiary, and

(iii) the Borrower and its Subsidiaries shall not be considered Affiliates of one another .  As used in this Agreement, “Affiliate” means Affiliates of the Borrower and its Subsidiaries unless otherwise indicated.

“Agents” means, collectively, the Administrative Agent, the Co-Syndication Agents, the Documentation Agent and the Managing Agents.

“Agreement” means, on any date, this Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

“Alternate Reserve Report” means a report, in form and detail satisfactory to the Administrative Agent and the Required Lenders, on reserves updated internally by the Borrower making adjustments for any changes in production volumes, expenses, Applicable Prices and for dispositions of properties in the six-month period subsequent to the immediately preceding Reserve Report Date and based upon the immediately preceding Reserve Report and, at the Borrower’s option, for any acquisitions of properties not included in the immediately preceding Reserve Report or the restoration to the Borrowing Base of properties previously removed from the Borrowing Base by the Borrower.

“Applicable Borrowing Base” means, at any time, the then effective Borrowing Base less the then effective Borrowing Base Reduction Amount.

“Applicable Gas Price” means the average (rounded to the nearest $.01) of the natural gas prices being used (including prices for future periods) by the Administrative Agent for evaluation of oil and gas reserve lending transactions in accordance with the Administrative Agent’s customary standards (which prices, other than those fixed by contract and subject to BTU adjustment to reflect the liquids content of Borrower’s natural gas, will be consistent with those then being applied to other borrowers of the Administrative Agent generally) as of each January 1 or July 1, as applicable; provided, however, that for purposes of determining the Borrowing Base, production volumes hedged under Commodity Hedging Contracts or production volumes committed under long-term sales contracts will be included in the Reserve Reports at the contracted price and the Applicable Gas Price will be BTU-adjusted to reflect the liquids content of Borrower’s natural gas.

“Applicable Margin” means with respect to any Prime Rate Loan, LIBOR Loan, or the Commitment Fees payable hereunder, the applicable percentage per annum set forth below under the caption “Prime Spread”, “LIBOR Spread” or “Unused Fee”, as the case may be, determined by reference to the Applicable Rating Level and, if applicable, the percentage of the Applicable Borrowing Base that the outstanding Credit Exposure represents at that time:

If Applicable Rating Level is “Level I” and availability under this Agreement is not governed by the Borrowing Base:

Prime Spread	LIBOR Spread	Unused Fee

0.00%	1.00%	0.30%

If Applicable Rating Level is either (i) “Level I” and availability under this Agreement is governed by the Borrowing Base, (ii) “Level II” or (iii) “Level III”:

Borrowing Base Usage	Prime Spread	LIBOR Spread		Unused Fee
		Applicable Rating Level
		Level I and Level II	Level III

75% of the Applicable Borrowing Base < outstanding Credit Exposure < 100% of the Applicable Borrowing Base	0.25%	1.75%	2.00%	0.40%
60% of the Applicable Borrowing Base < outstanding Credit Exposure < 75% of the Applicable Borrowing Base	0.00%	1.50%	1.75%	0.35%
40% of the Applicable Borrowing Base < outstanding Credit Exposure < 60% of the Applicable Borrowing Base	0.00%	1.25%	1.50%	0.35%
Outstanding Credit Exposure < 40% of the Applicable Borrowing Base	0.00%	1.00%	1.25%	0.30%

provided, however, that during any Deficiency Period, the “Prime Spread” with respect to Prime Rate Loans shall be “0.25%” per annum and the “LIBOR Spread” with respect to LIBOR Loans shall be the applicable “LIBOR Spread” provided above, plus “0.50%” per annum.

For purposes of the foregoing, any change in the Applicable Margin will occur automatically without prior notice upon (i) any redetermination of the Borrowing Base Reduction Amount or (ii) any Borrowing Base redetermination.

“Applicable Oil Price” means the average (rounded to the nearest $.01) of the crude oil and liquid products prices being used (including prices for future periods) by the Administrative Agent for evaluation of oil and gas reserve lending transactions in accordance with the Administrative Agent’s customary standards (which prices, other than those fixed by contract and adjusted to reflect the quality of Borrower’s crude oil, will be consistent with those then being applied to other borrowers of the Administrative Agent generally) as of each January 1 and July 1, as applicable; provided, however, that, for purposes of determining the Borrowing Base, production volumes hedged pursuant to Commodity Hedging Contracts or production volumes committed under long-term sales contracts will be included in the Reserve Reports at the contracted price and the Applicable Oil Price will be adjusted to reflect the quality of Borrower’s crude oil.

“Applicable Price” means the Applicable Gas Price and the Applicable Oil Price, as the case may be.

“Applicable Rating Level” means the level set forth below that corresponds to ratings of the Index Debt or, if no Index Debt is then outstanding and rated, then the corporate debt rating of Borrower, issued from time to time by S&P or Moody’s, as applicable:

	S&P	Moody’s

Level I	“BBB-” and higher	“Baa3” and higher
Level II	“BB+”	“Ba1”
Level III	“BB” and lower	“Ba2” and lower

For purposes of the foregoing, (a) if either Moody’s or S&P shall not have in effect a rating for the Index Debt or a corporate debt rating of Borrower (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating of Level III; (b) if the ratings for the Index Debt or the corporate debt rating of Borrower, as applicable, established or deemed to have been established by Moody’s and S&P shall fall within different Levels, the Applicable Rating Level shall be based on the higher of the two ratings; and (c) if the ratings for the Index Debt or the corporate debt rating of Borrower, as applicable, established or deemed to have been established by Moody’s and S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by Borrower to the Administrative Agent and the Lenders pursuant to Section 7.2(i) hereof or otherwise.  Each change in the Applicable Rating Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next change to the Applicable Rating Level.  If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations or corporations, as applicable, Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rating Level shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arch Petroleum” means Arch Petroleum, Inc., a Delaware corporation.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D.

“Authorized Person” means the Chief Executive Officer, the President, any Vice President or the Treasurer of Borrower whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.1, or any other officer or employee of Borrower specified as such to the Administrative Agent in writing by any of the aforementioned officers of Borrower.

“B8/32 Partners” means B8/32 Partners, Ltd., a corporation organized under the laws of the Kingdom of Thailand in which the Borrower holds on the Effective Date an equity interest equal to Thaipo Limited’s working interest in the Block B8/32 Concession located in the Gulf of Thailand.

“Borrower” is defined in the preamble.

“Borrowing” means the Loans of the same Type made by all Lenders on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.1.

“Borrowing Base” means, at any time when applicable pursuant to Section 2.8, that amount, determined in accordance with Section 2.8 and calculated using the Administrative Agent’s usual and customary criteria for oil and gas reserve evaluation.  During the period from the Effective Date to the date of the initial determination of the Borrowing Base pursuant to the provisions of Section 2.8, the amount of the Borrowing Base shall be Nine Hundred Million Dollars ($900,000,000).

“Borrowing Base Deficiency” means, when availability under this Agreement is governed by the Borrowing Base, any time when the aggregate Credit Exposures outstanding exceed the Applicable Borrowing Base then in effect.

“Borrowing Base Properties”means, when availability under this Agreement is governed by the Borrowing Base, those oil and gas properties included in the most recent Reserve Report or Alternate Reserve Report from which the determination of the Borrowing Base is made hereunder which are (a) owned by (i) the Borrower, (ii) a Restricted Subsidiary or (iii) Qualified Partnership Properties, (b) located in the United States, Canada, the Kingdom of Thailand, Hungary, New Zealand, the North Sea or such other location which is designated in writing by Borrower to the Administrative Agent and which designation is acceptable to the Administrative Agent and the Required Lenders and (c) free of all Liens, including Liens securing Non-Recourse Indebtedness, other than Liens permitted by Section 8.2.

“Borrowing Base Reduction Amount” means, at any time, (i) 100% of the principal amount of all outstanding Senior Notes Indebtedness issued since the last redetermination of the Borrowing Base plus (ii) 30% of the principal amount of all Additional Subordinated Indebtedness issued since the last redetermination of the Borrowing Base.

“Borrowing Request” means a loan request and certificate duly executed by an Authorized Person of the Borrower, substantially in the form of Exhibit B hereto.

“Business Day” means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in Chicago, Illinois or Houston, Texas;

provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capitalization” means the sum, at any time outstanding and without duplication, of (i) the consolidated Indebtedness of the Borrower and its Restricted Subsidiaries as determined in accordance with GAAP plus (ii) Stockholders’ Equity.

“Capitalized Lease Liabilities” means all monetary obligations of the Borrower or any of its Restricted Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as a capitalized lease, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity of any such obligations shall be the date of the last payment of rent or any other amount due under the lease giving rise thereto prior to the first date upon which such lease may be terminated by the lessee thereunder without payment of a penalty.

“Cash Equivalent Investment” means, at any time:

(a)                                  securities maturing not more than one year after such time, issued or guaranteed by the United States Government or its agencies or instrumentalities and GSE’s (Government Sponsored Enterprises);

(b)                                 commercial paper, maturing not more than nine months from the date of issue, which is issued by (i) a corporation (other than an Affiliate or a Subsidiary of the Borrower) organized under the laws of any state of the United States or of the District of Columbia and rated to be of investment grade by S&P or Moody’s, or (ii) any Lender (or its holding company);

(c)                                  any certificate of deposit, banker’s acceptance or other bank obligations, maturing not more than one year after such time, which is issued by either (i) a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $100,000,000, or (ii) any Lender;

(d)                                 any repurchase agreement entered into with any Lender (or other commercial banking institution of the stature referred to in clause (c)(i)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c), and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder;

(e)                                  any loan participation in a loan which is to a borrower with a long-term debt rating of investment grade or higher from any nationally recognized rating agency and is made by (i) a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $100,000,000, or (ii) any Lender;

(f)                                    any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by any agency of the United States Government, which has a rating of “A-” or better from S&P or a rating of “A3” or better from Moody’s;

(g)                                 any interest bearing account at, or certificate of deposit maturing not more than one year after such time issued by, a U.S. savings and loan association which has a rating of “A-” or better from S&P or a rating of “A3” or better from Moody’s on its long term unsecured debt and which has combined capital and surplus and undivided profits of not less than $100,000,000;

(h)                                 any interest bearing account at, or certificate of deposit maturing not more than one year after such time, payable in U.S. Dollars and issued by, (i) a foreign banking institution or foreign branch of a U.S. banking institution, which banking institution has a rating of “A-” or better from S&P or a rating of “A3” or better from Moody’s on its long-term unsecured debt and combined capital and surplus and undivided profits of not less than $100,000,000, or (ii) any foreign subsidiary of a U.S. banking institution, which U.S. banking institution has a rating of “A-” or better from S&P or a rating of “A3” or better from Moody’s and which subsidiary has combined capital and surplus and undivided profits of not less than $100,000,000 or (iii) by any Lender;

(i)                                     any evidence of Indebtedness (including variable rate demand notes), maturing not more than one year after such time, issued by any State of the United States, by any county or municipality organized or incorporated under the laws of any State of the United States or by any agency or subdivision of any of the foregoing, in each case rated “A-” or better by S&P or rated “A3” or better by Moody’s;

(j)                                     any auction rate or preferred securities issued by domestic or foreign corporations, municipalities, or closed-end management investment companies and are designed as short term money market instruments rated “A-” or better by S&P or rated “A3” or better by Moody’s, provided that such Investment will not result in any violation of F.R.S. Board Regulation U and further provided that the Borrower’s ownership interest will not exceed (and will not be convertible into shares which exceed) 5% of the issuer’s outstanding shares entitled to vote unless such ownership interest is acquired pursuant to a merger agreement between the Borrower and such issuer); and

(k)                                  any mutual funds or similar investment vehicles investing primarily in Investments of the types set forth in the foregoing clauses (a) through (j), provided that ratings requirements shall be applicable to the mutual fund rather than the underlying Investments, as follows:  such mutual funds shall, in each case, have a rating of “A-” or better from S&P or a rating of “A3” from Moody’s or a rating satisfactory to the Administrative Agent from another recognized rating agency satisfactory to the Administrative Agent, provided, however, that it is agreed that (i) any Investment which when made complies with the requirements of any of the foregoing clauses (f), (g) or (h) may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and (ii) no Investment otherwise permitted by clauses (i) or (j) shall be permitted to be made directly or indirectly through a mutual fund if, immediately before or after giving effect thereto, any Default shall have occurred and be continuing; or

(m)                               any Investments outside of the United States by the Borrower or any of its Subsidiaries which are the functional foreign equivalents in all material respects to the investments described in the foregoing clauses (a) through (g), (i), and (k) of this definition; provided, however, that at no time may the aggregate amount of any individual Investment permitted under this Subsection (m) constitute more than ten percent (10%) of the total principal amount of any applicable mutual fund or other similar investment vehicle in which the Borrower’s Investment has been made.

“Central Time” means the current time in Chicago, Illinois.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

“Change in Control” means the Acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of the Borrower.

“Closing Date” means December 16, 2004.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, relative to any Lender, such Lender’s obligation to make Revolving Loans pursuant to Section 2.1.1, to participate in Swing Line Advances pursuant to Section 2.2.2 and to participate in Letters of Credit pursuant to Section 2.3.4, as the same may be reduced, increased or adjusted from time to time in accordance with this Agreement, including Section 2.4 and Section 2.10.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.1, in the Assignment and Assumption Agreement pursuant to which such Lender shall have assumed its Commitment or in the Lender Certificate pursuant to which such Lender shall have assumed or increased its Commitment, as applicable.

“Commitment Amount” means, on any date, $750,000,000, as the same may be reduced, increased or adjusted from time to time in accordance with this Agreement, including Section 2.4 and Section 2.10.

“Commitment Fees” is defined in Section 3.3.1.

“Commitment Termination Date” means the earliest of:

(a)                                  the Stated Maturity Date;

(b)                                 the date on which the Commitment Amount is terminated in full or reduced to zero pursuant to Section 2.4; and

(c)                                  the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described in clause (b) or (c), the Commitments shall terminate automatically and without any further action.

“Commitment Termination Event” means

(a)                                  the occurrence of any Event of Default described in clauses (a) through (d) of Section 9.1.9; or

(b)                                 any other Event of Default shall have occurred and be continuing and either

(i)                                     the Loans are declared to be due and payable pursuant to Section 9.3, or

(ii)                                  in the absence of such declaration, the Administrative Agent, acting at the direction of the Required Lenders, gives notice to the Borrower that the Commitments have been terminated.

“Commodity Hedging Contract” means a commodity hedging or purchase agreement or similar arrangement to which the Borrower or any of its Subsidiaries is a party, the purpose of which is to protect against fluctuations in commodity prices or the exchange of notional commodity obligations, either generally or under specific contingencies.

“Consolidated Affiliates” means the Affiliates of the Borrower which in accordance with GAAP are included in the consolidated financial statements of the Borrower, other than any Subsidiaries of the Borrower.

“Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed by an Authorized Person of the Borrower, substantially in the form of Exhibit C.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Co-Syndication Agent” and “Co-Syndication Agents” are defined in the preamble.

“Credit Event” means a Borrowing, Swing Line Advance or the issuance of a Letter of Credit hereunder.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, its obligation to participate in any Swing Line Advances and its LC Exposure at such time.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Deficiency Period” means, when availability under this Agreement is governed by the Borrowing Base, any period commencing upon any date when the aggregate Credit Exposures outstanding exceeds the Applicable Borrowing Base then in effect, and continuing until the date that, pursuant to the redetermination of the Borrowing Base, or by reason of prepayments of the Loans, the aggregate Credit Exposures outstanding no longer exceed the Applicable Borrowing Base then in effect.

“Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented or otherwise modified from time to time by the Borrower with the written consent of the Administrative Agent and the Required Lenders.

“Discounted Present Value” means, at any time that a calculation thereof is being made, the sum total of the Future Net Income for each Fiscal Year, or portion thereof, commencing on or after the date six months from the date of such calculation, as presented in the then most recent Reserve Report or Alternate Reserve Report delivered pursuant to Section 7.1(e), discounted to present value as of the date six months from the date of such calculation at such rate and in such manner as provided by the requirements of the SEC from time to time in effect.

“Documentation Agent” is defined in the preamble.

“Dollar” and the sign “$” mean lawful money of the United States.

“Domestic Office” means, relative to any Lender, the office of such Lender designated as such in its Administrative Questionnaire or designated in the Lender’s Assignment and Assumption Agreement or such other office of a Lender (or any successor or assign of such Lender) within the United States as may be designated from time to time by notice from such Lender, as the case may be, to each other Person party hereto.  A Lender may have separate Domestic Offices for purposes of making, maintaining or continuing, as the case may be, Prime Rate Loans.

“EBITDAX” means, for any period, with respect to the Borrower and its consolidated Subsidiaries and Consolidated Affiliates, determined on a consolidated basis in accordance with GAAP and without duplication, (a) the sum of the amounts for such period of (i) net income (or loss) after taxes, plus (ii) interest expense (net of capitalized interest) and dividends paid on preferred and preference stock of the Borrower, plus (iii) depreciation expense and depletion expense, plus (iv) amortization expense, plus (v) United States federal and state and foreign taxes, plus (vi) exploration expenses, plus (vii) other non-cash charges and expenses plus (viii) any losses arising outside of the ordinary course of business which have been included in the determination of consolidated net income, less (b) any gains arising outside the ordinary course of business which have been included in the determination of consolidated net income.

“Effective Date” means the date this Agreement becomes effective pursuant to Section 11.8.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, or (d) any other Person (other than a natural Person) that regularly purchases or invests in bank loans approved by the Administrative Agent and the Borrower; provided, however, if (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) an Event of Default has occurred and is continuing, the Borrower’s approval shall not be required.  The foregoing approvals by Administrative Agent and the Borrower, if applicable, shall not be unreasonably withheld or delayed.

“Environmental Laws” means all applicable laws, statutes, ordinances, rules, regulations, judgments, writs, injunctions, decrees, orders and awards promulgated or issued by any Governmental Authority concerning the protection of, or regulating the discharge of substances into, the environment.  “Environmental Laws” shall not include the Occupational Safety and Health Act of 1970 or similar state statutes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to sections of ERISA also refer to any successor sections.

“Event of Default” is defined in Section 9.1.

“Excluded Taxes” means, with respect to any of the Agents, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) income, franchise or doing business taxes imposed on (or measured by) its net income or bank share taxes, imposed by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (iii) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 4.7(c), except to the extent that such Foreign Lender was entitled, at the time of designation of a new lending office, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 4.7(a).

“Existing Credit Facility” means that certain Credit Agreement, dated as of March 8, 2001, as amended from time to time, among the Borrower, Bank of Montreal, as administrative agent, and the lenders and other agents named therein.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum (equal for each day during such period) to

(a)                                  the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

(b)                                 if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Financing Transactions” means the execution, delivery and performance by the Borrower of the Loan Documents, the borrowing of the Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Fiscal Quarter” means any fiscal quarter of a Fiscal Year of the Borrower.

“Fiscal Year” means the period of twelve consecutive calendar months ending on December 31st; references to a Fiscal Year with a number corresponding to any calendar year (e.g. the “2001 Fiscal Year”) refer to the Fiscal Year ending on the December 31st occurring during such calendar year.

“Fixed Charges” means, for any period, without duplication with respect to the Borrower and its consolidated Restricted Subsidiaries and Consolidated Affiliates, determined on a consolidated basis in accordance with GAAP, the sum of (i) the total interest charges (including the interest component of capitalized leases but net of capitalized interest) for such period, net of interest income, plus (ii) dividends paid on preferred and preference stock of the Borrower, plus (iii) the current portion of Indebtedness for borrowed money and of all obligations evidenced by bonds, debentures, notes or other similar instruments (including the current portion of Non-Recourse Indebtedness, but excluding any Loans outstanding hereunder) and the current portion of production payments to be paid as of the end of such period, plus (iv) the amount of mandatory redemptions of preferred stock to be made by the Borrower in cash during the succeeding twelve-month period (excluding redemptions of shares of such preferred stock held by Subsidiaries or Affiliates of the Borrower).

“Fixed Charge Coverage Ratio” at any date means the ratio of EBITDAX to Fixed Charges for the four Fiscal Quarters most recently ended on such date.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Future Net Income” means, for each year or portion thereof, the amount for such year or portion thereof, as reflected in the then most recent Reserve Report or Alternate Reserve Report, as the case may be, which would result from the expected sale of recoverable hydrocarbons from or attributable to the Borrower’s interest in any Proved Reserves located on Borrowing Base Properties.  Future Net Income shall be calculated by taking the Gross Revenues less all applicable royalties, net profits interests and similar burdens on production, and costs and expenses (other than general and administrative costs and expenses) which the Borrower can reasonably be expected to incur or, in the case of Qualified Partnership Properties, the Borrower’s interest can reasonably be expected to bear in producing each product from such Proved Reserves (including production, severance and ad valorem or like taxes, transportation costs, operating expenses, capital expenses with respect to such Proved Reserves, and the cost of drilling, completing and equipping additional wells, including any dry holes, which are reasonably expected to be drilled for the purpose of completing development of such Proved Reserves and obtaining therefrom the volumes of such production included for the purposes hereof).  Commencing with the third year from the date such calculation is made, such costs and expenses will be escalated at a rate of the average (rounded to the nearest .01 of 1%) of the escalation being used by the Administrative Agent for evaluation of oil and gas transactions in accordance with the Administrative Agent’s customary standards (which escalations will be consistent with those being applied to other borrowers of the Administrative Agent generally) as of each January 1 or July 1, as applicable.

“GAAP” is defined in Section 1.4.

“Governmental Approval” means (a) any authorization, consent, approval, license, ruling, permit, tariff, certification, waiver, exemption, filing, variance, claim, order, judgment or decree of, or with, (b) any required notice to, (c) any declaration of or with, or (d) any registration by or with, any Governmental Authority.

“Governmental Authority” means any United States federal, state or local or any foreign government, governmental regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

“Gross Revenues” means the sum, for the several product classes of hydrocarbon production, of annual production attributed to each product multiplied by the Applicable Prices, as the case may be, per unit volume applicable to each product.

“Guarantee” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) for the indebtedness or other obligation to pay money of any other Person (other than by endorsements of instruments in the course of collection or deposit), or guarantees the payment of dividends or other distributions in respect of the shares of any other Person; provided, however, that any agreement, undertaking or arrangement by which the Borrower or any of its Subsidiaries guarantees any payments with respect to (i) any Hybrid Preferred Securities or, (ii) obligations under oil and gas exploration, development, operation and related agreements and licenses entered into in connection with oil and gas exploration and production activities shall not constitute a Guarantee hereunder. The amount of any Person’s obligation under any Guarantee shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the indebtedness or other obligations subject thereto.

“Hazardous Material” means

(a)                                  any “hazardous substance”, as defined by CERCLA;

(b)                                 any “hazardous waste”, as defined by the Resource Conservation and Recovery Act, as amended;

(c)                                  any petroleum, crude oil or any fraction thereof;

(d)                                 any hazardous, dangerous or toxic chemical, material waste or substance within the meaning of any Environmental Law;

(e)                                  any radioactive material, including any naturally occurring radioactive material, and any source, special or by-product material as defined in 42 U.S.C. §2011 et. seq.,  and any amendments or reauthorizations thereof;

(f)                                    asbestos-containing materials in any form or condition; or

(g)                                 polychlorinated biphenyls in any form or condition.

“Hedging Agreement” means any interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates between Borrower or its Subsidiaries and any Person.

“Hedging Obligations” means, with respect to any Person, all liabilities (including but not limited to obligations and liabilities arising in connection with or as a result of early or premature termination of a Commodity Hedging Contract or a Hedging Agreement, whether or not occurring as a result of a default thereunder) of such Person under a Commodity Hedging Contract or a Hedging Agreement.

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

“Highest Lawful Rate” is defined in Section 3.2.4.

“Hybrid Preferred Securities” means preferred or common equity interests issued by any Hybrid Preferred Securities Subsidiary.

“Hybrid Preferred Securities Subsidiary” means any business trust (or similar entity) (i) all of the common equity interest of which is owned (either directly or indirectly through one or more wholly-owned Subsidiaries) by the Borrower, (ii) that has been formed for the purpose of issuing Hybrid Preferred Securities, and (iii) substantially all of the assets of which consist at all times of subordinated debt or other obligations of the Borrower or a Subsidiary of the Borrower and payments made from time to time on such subordinated debt or other obligations.

“Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of the Borrower, any qualification or exception to such opinion or certification

(a)                                  which is of a “going concern” nature;

(b)                                 which relates to the limited scope of examination of matters relevant to such financial statement; or

(c)                                  which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in default of any of its obligations under Section 8.3.

“including” means including without limiting the generality of any description preceding such term, and, for purposes of this Agreement and each other Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

“Increased Commitment Amount” is defined in Section 2.10.

“Indebtedness” of any Person means at the time of any determination thereof, without duplication:

(a)                                  the principal amount of all obligations of such Person for borrowed money and the principal amount of all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b)                                 all reimbursement obligations, contingent or otherwise, of that Person in respect of all letters of credit (except those which have as collateral cash or Cash Equivalent Investments, whether or not drawn) and banker’s acceptances issued for the account of such Person;

(c)                                  all Capitalized Lease Liabilities of that Person except to the extent such obligations are offset by the contractual obligations of a third party to make payments to such Person to reimburse such Person for a portion of those Capitalized Lease Liabilities and such third party is current with respect to such payments;

(d)                                 all preferred stock of the Borrower, other than preferred stock of the Borrower now existing or hereafter issued which by its express terms is not required to be redeemed in cash, property, notes or other debt instruments by the Borrower prior to a date seven years after the Effective Date, is excluded from this definition;

(e)                                  the net mark-to-market value determined in accordance with GAAP of that Person in respect of obligations and liabilities arising in connection with or as a result of early or premature termination of a Commodity Hedging Contract or a Hedging Agreement, whether or not occurring as a result of a default thereunder;

(f)                                    advance payment agreements on which performance is incomplete and all obligations of such Person to pay the deferred purchase price of property (including obligations arising under conditional sales or other title retention agreements), or services, except trade accounts payable, accrued expenses and deferred compensation and other pension, benefit and welfare expenses, in each case, arising in the ordinary course of business;

(g)                                 obligations of the types described in clauses (a) through (f) of this definition secured by a Lien on property owned by such Person, whether or not such obligations shall have been assumed by such Person or are limited in recourse; and

(h)                                 all Guarantees of such Person.

For all purposes of this Agreement, the Indebtedness of any Person shall include only that portion of the Indebtedness of any partnership or joint venture for which such Person is liable by contract or by operation of law unless abrogated by contract.  Indebtedness of a Person shall not include (i) any Hybrid Preferred Securities issued by such Person, any subordinated Indebtedness or other obligations of such Person initially issued to any Hybrid Preferred Securities Subsidiary in connection with the issuance of Hybrid Preferred Securities or any Guarantee by such Person of payments with respect to any Hybrid Preferred Securities or (ii) intercompany loans and advances among the Borrower and its Subsidiaries.

“Indemnified Liabilities” is defined in Section 11.4.

“Indemnified Parties” is defined in Section 11.4.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information Memorandum” means the Confidential Information Memorandum dated November 2004 in respect of the facilities provided for in this Agreement and distributed to the initial Lenders under this Agreement.

“Interest Period” means, relative to any LIBOR Loans comprising part of the same Borrowing, the period beginning on (and including) the date on which such LIBOR Loan is made or continued as, or converted into, a LIBOR Loan pursuant to Section 2.5 or 2.6 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the Borrower may select in its relevant notice pursuant to Section 2.5 or 2.6; provided, however, that

(a)                                  the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than five different dates;

(b)                                 Interest Periods commencing on the same date for Loans comprising part of the same Borrowing shall be of the same duration;

(c)                                  if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless, if such Interest Period applies to LIBOR Loans, such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and

(d)                                 no Interest Period for a Loan may end later than six months after the Stated Maturity Date.

“Investment” means, relative to any Person,

(a)                                  any loan or advance made by such Person to any other Person (excluding commission, travel and other loans or advances to officers and employees made in the ordinary course of business);

(b)                                 any Guarantee of such Person; and

(c)                                  any equity interest held by such Person in any other Person.

The amount of any Investment shall be the original principal (in the case of a loan or advance) or capital amount thereof, less all payments of principal (in the case of a loan or advance) or return of or on equity in respect thereof (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of that transfer or exchange.

“Issuing Bank” means Bank of Montreal in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.3.9.  An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC

Disbursements that have not yet been reimbursed by or on behalf of Borrower at such time.  The LC Exposure of any Lender at any time shall be its Percentage of the total LC Exposure at such time.

“Lender Certificate” is defined in Section 2.10.

“Lender Commitment Amount” means, with respect to each Lender, an amount equal to the amount of such Lender’s Commitment as set forth on Schedule 2.1, in the Assignment and Assumption Agreement pursuant to which such Lender shall have assumed its Commitment, or in the Lender Certificate pursuant to which such Lender shall have assumed or increased its Commitment, as applicable.

“Lenders” is defined in the preamble.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBOR” means, relative to any Interest Period for LIBOR Loans, the rate of interest appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., New York City time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate of interest is not available at such time for any reason, then “LIBOR” with respect to such LIBOR Loan for such Interest Period shall be the rate of interest at which dollar deposits of U.S.$5,000,000 and for a maturity comparable to such Interest Period are offered to the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., New York City time, two Business Days prior to the commencement of such Interest Period.

“LIBOR Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the LIBOR.

“LIBOR Office” means, relative to any Lender, the office of such Lender designated as such in its Administrative Questionnaire or designated in the Lender’s Assignment and Assumption Agreement or such other office of a Lender as designated from time to time by notice from such Lender to the Borrower and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining LIBOR Loans of such Lender hereunder.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or lien (statutory or other) of any kind or nature whatsoever (other than a Guarantee) with respect to any property, real or personal.

“Loan” means any Revolving Loan or Swing Line Advance.

“Loan Document” means this Agreement, the Notes, any Subsidiary Guaranty, any Borrowing Request, any Continuation/Conversion Notice, any Lender Certificate, any agreement with respect to fees described in Section 3.3 and each other agreement delivered by Borrower, any Subsidiary or Affiliate of Borrower in connection with this Agreement, as such may be amended from time to time.

“Managing Agents” is defined in the preamble.

“Material Adverse Effect” means any change in or effect on the Borrower or any of its Subsidiaries that, individually or in the aggregate with any other changes in or effects on the Borrower or any of its Subsidiaries, (i) is materially adverse to the business, properties, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole or (ii) would reasonably be expected to have a material adverse effect on the Borrower’s ability to perform its respective obligations under the Loan Documents; provided, however, that “Material Adverse Effect” shall not be deemed to include any changes or effects arising out of any effects of FAS 133 or FAS 143 or other changes in GAAP or in the generally applicable interpretation thereof.

“Moody’s” means Moody’s Investor Services, Inc. and any successor thereto that is a nationally recognized rating agency.

“NCOC” means North Central Oil Corporation, a Delaware corporation.

“Non-Recourse Indebtedness” means any Indebtedness of the Borrower or any of its Subsidiaries with respect to which the holder thereof agrees that (i) neither the Borrower nor any of its Restricted Subsidiaries is personally liable therefor and (ii) such holder may require payment only to the extent specifically identified properties of an Unrestricted Subsidiary are available to provide therefor, such matters to be set forth in form and substance reasonably satisfactory to the Administrative Agent in an agreement between such holder and such Unrestricted Subsidiary.

“Non-Standard Determination” means, when availability under this Agreement is governed by the Borrowing Base, a determination or redetermination of the Borrowing Base that may be made either (i) in the event that Borrower fails to comply with the delivery requirements for Reserve Reports or Alternate Reserve Reports set forth in Section 7.1(e), (ii) upon the occurrence of any event that permits redetermination of the Borrowing Base under Section 2.8(b), (iii) at the discretion of the Required Lenders, no more than once during any six month period ending either November 1st, or May 1st, as applicable, (iv) at the request of the Borrower, no more than once during any six month period ending either November 1st, or May 1st, as applicable, in any case as provided in Section 2.8(b), or (v) notwithstanding any previous request of the Borrower under the preceding clause (iv), at the request of the Borrower within a period of 60 days after the Borrower’s issuance of any Senior Notes Indebtedness, any Senior Debt (other than Senior Notes Indebtedness and Additional Senior Unsecured Indebtedness) or any Additional Subordinated Indebtedness, in connection with the Borrower’s issuance of any Senior Notes Indebtedness, any Senior Debt (other than Senior Notes Indebtedness and Additional Senior Unsecured Indebtedness) or Additional Subordinated Indebtedness.

“Notes” means the Revolving Notes and the Swing Line Note.

“Obligations” means all obligations (monetary or otherwise) of the Borrower arising under this Agreement, the Notes and the other Loan Documents.

“Organic Document” means, relative to any Person and as applicable, its certificate or articles of organization, formation or incorporation (or comparable document), its by-laws or operating agreement, and all partnership agreements or limited liability company agreement, regulations or other general rules of governance or association and similar arrangements applicable to ownership.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, other than any Taxes and any Excluded Taxes.

“Participant” is defined in Section 11.11.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multi-employer plan as defined in section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

“Percentage” means, relative to any Lender, the percentage set forth on Schedule 2.1 or set forth in the Lender’s Assignment and Assumption Agreement, as such percentage may be adjusted from time to time pursuant to (i) Assignment and Assumption Agreement(s) executed by such Lender and its Assignee Lender(s) and delivered pursuant to Section 11.11 or (ii) any Lender Certificate delivered pursuant to Section 2.10.

“Person” means any natural person or any corporation, limited liability company, trust, joint venture, firm, association, company, partnership, Governmental Authority or any other entity.

“Plan” means any Pension Plan or Welfare Plan.

“Post-Maturity Rate” is defined in Section 3.2.2.

“Prime Rate” means, on any date and with respect to all Prime Rate Loans, a fluctuating rate of interest per annum equal to the higher of

(a)                                  the rate of interest most recently announced by the Administrative Agent at its Domestic Office as its Prime Rate; and

(b)                                 the Federal Funds Rate most recently determined by the Administrative Agent plus 1/2%.

The Prime Rate is not necessarily intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit. The Prime Rate is a fluctuating rate of interest and changes in the rate of interest on that portion of any Loans maintained as Prime Rate Loans will take effect simultaneously with each change in the Prime Rate.  The Administrative Agent will give notice promptly to the Borrower and the Lenders of changes in the Prime Rate.

“Prime Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Prime Rate.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Proved Developed Behind Pipe Reserves” means those Proved Reserves which are recoverable from zones behind casing in existing wells, which will require additional completion work or a future recompletion prior to the start of production.

“Proved Developed Producing Reserves” means those Proved Reserves which are recoverable from completion intervals in existing wells currently open and producing to market.  Improved recovery reserves are considered to be producing only after an improved recovery project has been installed and is in operation.

“Proved Developed Shut-in Reserves” means Proved Reserves that are recoverable from completion intervals open, but not producing.

“Proved Reserves” means those recoverable hydrocarbons which have been proved to a high degree of certainty by reason of existing production, adequate testing, or in certain cases by adequate core data and other engineering and geologic information  on zones which are present in existing wells or in known reservoirs which are recoverable under existing economic and operating conditions.  Reserves that can be produced economically through the application of established improved recovery techniques are included in the proved classification when (a) successful testing by a pilot project or the operation of any installed program in that reservoir or one in the immediate area with similar rock and fluid properties provides support for the engineering analysis on which the project or program was based, and (b) it is reasonably certain the project will proceed.  Reserves to be recovered by improved recovery techniques that have yet to be established through repeated economically successful applications are included in the proved category only after successful testing by a pilot project or after the operation of an installed program in the reservoir provides support for the engineering analysis on which the project or program was based.  Improved recovery includes all methods for supplementing natural reservoir forces and energy, or otherwise increasing ultimate recovery from a reservoir, including (i) pressure maintenance, (ii) cycling, and (iii) secondary recovery in its original sense.  Improved recovery also includes the enhanced recovery methods of thermal, chemical flooding, and the use of miscible and immiscible displacement fluids.

“Proved Undeveloped Reserves” means Proved Reserves that are recoverable by new wells on undrilled acreage, from existing wells where a relatively large expenditure is required for recompletion and from acreage where the application of an improved recovery technique is planned and the costs required to place the project in operation are relatively large.  Proved Undeveloped Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled.  Proved Reserves for other undrilled units are Proved Undeveloped Reserves only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation.

“Qualified Partnership Properties” means Proved Reserves owned by a partnership or joint venture in which the Borrower or a Significant Subsidiary is a general partner or a venturer.

“Quarterly Payment Date” means the last day of each January, April, July and October or, if any such day is not a Business Day, the next succeeding Business Day.

“Refinancing Indebtedness” means subordinated Indebtedness incurred after the Effective Date refinancing any or all of the Indebtedness described in clause (a)(i) of the definition of “Subordinated Indebtedness”.

“Regulation U” means any of Regulations T, U or X of the F.R.S. Board from time to time in effect and shall include any successor or other regulations or official interpretations of the F.R.S. Board or any successor Person relating to the extension of credit for the purpose of purchasing or carrying Margin Stock and which is applicable to member banks of the Federal Reserve System or any successor Person.

“Regulatory Change” means, with respect to any Lender, any change in or adoption of United States federal, state or foreign law, rule or regulation or the adoption of, making of, or any change in any interpretations or directives applying to a class of banks including such Lender under any United States federal, state or foreign law or regulations by any court, governmental or monetary authority or central bank charged with the interpretation or administration thereof.

“Release” means a “release”, as such term is defined in CERCLA.

“Request for Swing Line Advance” has the meaning given it in Section 2.2.1(a).

“Required Borrowing Base Lenders” means (i) with respect to any action in connection with increasing the Borrowing Base, the Lenders holding at least 75% of the then aggregate outstanding principal amount of the Notes then held by the Lenders, or, if no such principal amount is then outstanding, the Administrative Agent and Lenders responsible for at least 75% of the then current Commitment Amount and (ii) with respect to any action in connection with decreasing the Borrowing Base, the Lenders holding at least 66 2/3% of the then aggregate outstanding principal amount of the Notes then held by the Lenders, or, if no such principal amount is then outstanding, the Administrative Agent and Lenders responsible for at least 66 2/3 of the then current Commitment Amount.

“Required Lenders” means, at any time, Lenders holding more than 50% of the then aggregate outstanding principal amount of the Notes then held by the Lenders, or, if no such principal amount is then outstanding, Lenders having more than 50% of the Commitments.

“Reserve Report” means a report prepared by the Borrower and audited by Ryder Scott Company Petroleum Engineers, Miller and Lents, Ltd. or other independent petroleum engineers satisfactory to the Administrative Agent and the Required Lenders showing, in form and detail satisfactory to the Administrative Agent and Required Lenders, such engineers’ estimate of the Proved Reserves on the Borrowing Base Properties and the future Gross Revenue and Future Net Income to be derived from such Proved Reserves as of the Reserve Report Date for each year.  The Reserve Report shall estimate the Proved Reserves and income data for the Proved Developed Producing Reserves, the Proved Developed Shut-In Reserves, the Proved Developed Behind Pipe Reserves and the Proved Undeveloped Reserves, and shall, in each case, report only the Proved Reserves and income data attributable to Borrower’s or a Restricted Subsidiary’s working interest percentage in or Borrower’s or a Restricted Subsidiary’s pro rata share of, as the case may be, any Proved Reserves located on the Borrowing Base Properties, less the Borrower’s or a Restricted Subsidiary’s obligations or pro rata share of such obligations, as the case may be, for advance payments for each such property.  All calculations including the calculation of Applicable Prices in the Reserve Report shall be made on a property-by-property and an interest-by-interest basis in order to reflect the varying royalties, costs and expenses, working interests and advance payments applicable to the various Borrowing Base Properties covered by the Reserve Report.  Except as otherwise specifically required herein, the Reserve Report shall be prepared and presented in accordance with the requirements of the SEC from time to time in effect.

“Reserve Report Date” means January 1, with respect to Reserve Reports, and July 1, with respect to Alternate Reserve Reports, it being understood that no date shall be deemed a Reserve Report Date until the applicable Reserve Reports or Alternate Reserve Reports with respect thereto are available.

“Restricted Subsidiary” means any of (i) Arch Petroleum, NCOC, B8/32 Partners, and Thaipo Limited, (ii) any Subsidiary which is shown in a Reserve Report as owning any oil and gas properties which are included in the Borrowing Base, (iii) any Subsidiary which is designated by Borrower in writing as a “Restricted Subsidiary” on Item 6.8 of the Disclosure Schedule, (iv) any other Subsidiary which is not designated by Borrower as an Unrestricted Subsidiary in accordance with Section 7.8, or (v) any other Subsidiary which is the direct owner of a Subsidiary described in clauses (i) through (iv) of this definition.

“Revolving Loan” is defined in Section 2.1.1 of this Agreement.

“Revolving Note” means a promissory note of the Borrower payable to any Lender, in the form of Exhibit A hereto (as such promissory note may be amended, exchanged, endorsed or otherwise modified from time to time), and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“SEC” means the Securities and Exchange Commission or any successor agency.

“Senior Debt” means, at the time of any determination thereof, without duplication with respect to any of the Borrower and its Restricted Subsidiaries, the principal amount of all Indebtedness of that Person constituting borrowed money (including, without limitation, with respect to the Borrower, the Loans outstanding under this Agreement and Additional Senior Unsecured Indebtedness and Senior Notes Indebtedness) other than (i) Subordinated Indebtedness, (ii) Non-Recourse Indebtedness, (iii) any Guarantee by that Person of any such Indebtedness of the Borrower or any of its Subsidiaries, and (iv) any Guarantee by that Person of the portion of any such Indebtedness of any of its Affiliates that is included at that time on the consolidated balance sheet of the Borrower and its consolidated Subsidiaries and Affiliates.

“Senior Notes Indebtedness” means Indebtedness for borrowed money incurred by the Borrower after the Effective Date (other than Additional Senior Unsecured Indebtedness) which complies with the following requirements:

(a)                                  such Indebtedness must have terms (including interest, amortization, covenants and events of default) which are not more onerous to Borrower and its Subsidiaries than those contained in this Agreement unless such terms are approved by the Required Lenders; and

(b)                                 the maturity dates of such Indebtedness are no earlier than 180 days after the Stated Maturity Date.

“Significant Subsidiary” means any Subsidiary (i) with assets having a book value equal to or greater than ten percent (10%) of the consolidated assets of Borrower and its Subsidiaries or (ii) which accounts for more than ten percent (10%) of EBITDAX of Borrower and its Subsidiaries.

“Stated Maturity Date” means December 16, 2009.

“Stockholders’ Equity” means, as of the time of any determination thereof that is to be made, shareholders’ equity of the Borrower and its consolidated Subsidiaries and Consolidated Affiliates determined in accordance with GAAP plus the absolute cumulative amount by which such stockholders’ equity shall have been reduced by reason of non-cash write downs from time to time after the Effective Date.

“Subordinated Indebtedness” means

(a)                                  the Borrower’s (i) 8-1/4% Senior Subordinated Notes, due 2011, issued under the Indenture dated as of April 10, 2001 between the Borrower and Wells Fargo Bank Minnesota, National Association, as Trustee and (ii) Refinancing Indebtedness; provided, that:

(A)                              such Refinancing Indebtedness has subordination terms not materially less favorable to the Lenders as holders of the Notes than the then existing Subordinated Indebtedness, unless such terms are approved by the Required Lenders; and

(B)                                the aggregate principal payments for such Refinancing Indebtedness scheduled to be paid (1) in any Fiscal Year ending prior to the Stated Maturity Date are no greater than the aggregate principal payments under the existing schedule of principal payments of the Subordinated Indebtedness being repaid and (2) prior to a period ending 180 days after the Stated Maturity Date, shall not exceed the aggregate principal payments  under the existing schedule of principal payments of the Subordinated Indebtedness being repaid; and

(b)                                 the Additional Subordinated Indebtedness.

“Subsidiary” means (A) with respect to any Person, (i) any corporation or limited liability company of which more than 50% of the outstanding capital stock or member interests having ordinary voting power to elect a majority of the board of directors of such corporation or managers of such limited liability company (irrespective of whether at the time capital stock or member interest of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person and (ii) any partnership in which such Person or any Subsidiary of such Person is the sole general partner or is the managing general partner if there is more than one general partner and that partnership is consolidated (other than on a proportionate basis) with such Person for purposes of financial reporting under GAAP and (B) with respect to the Borrower, all Restricted Subsidiaries and Unrestricted Subsidiaries.

“Subsidiary Guaranty” means a guaranty delivered pursuant to Section 7.9 hereof made by a Restricted Subsidiary of the Borrower in favor of the Administrative Agent guaranteeing the Obligations under the Loan Documents, in form and substance reasonably acceptable to the Administrative Agent, as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms of this Agreement and the other Loan Documents.  The term “Subsidiary Guaranties” shall include each and every Subsidiary Guaranty executed and delivered by a Restricted Subsidiary hereunder.

“Swing Line Advances” has the meaning given it in Section 2.2.

“Swing Line Lender” means Bank of Montreal, its successors and assigns.

“Swing Line Note” means a promissory note of the Borrower payable to the Swing Line Lender, in the form of Exhibit H hereto (as such promissory note may be amended, exchanged, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from Swing Line Advances outstanding from time to time, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Swing Line Obligations” means, at the particular time in question, the sum of all outstanding Swing Line Advances.

“Swing Line Rate” has the meaning given it in Section 2.2.1.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority other than any Excluded Taxes.

“Thaipo Limited” means Thaipo Limited, a corporation organized under the laws of the Kingdom of Thailand and which is a Subsidiary of the Borrower.

“Total Debt to Capitalization Ratio” means the ratio of (a) the consolidated Indebtedness of the Borrower and its Restricted Subsidiaries and Consolidated Affiliates as determined in accordance with GAAP to (b) Capitalization.

“Type” means, relative to any Borrowing or Loan, the portion thereof, if any, being maintained as a Prime Rate Loan or a LIBOR Loan.

“United States” or “U.S.” means the United States of America, its fifty States and the District of Columbia.

“Unrestricted Subsidiary” means any Subsidiary of Borrower which is not a Restricted Subsidiary.

“Upfront Fees” is defined in Section 3.3.3.

“USA Patriot Act” means Title III of Pub. L. 107-56 (signed into law October 26, 2001), as amended, reformed or otherwise modified from time to time.

“Welfare Plan” means a “welfare plan”, as such term is defined in section 3(1) of ERISA.

SECTION 1.2  Use of Defined Terms.  Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule and in each other Loan Document, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

SECTION 1.3  Cross-References.  Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

SECTION 1.4  Accounting and Financial Determinations.  Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 8.3) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, generally accepted accounting principles as in effect from time to time (“GAAP”), applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its consolidated Subsidiaries and Affiliates; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II
COMMITMENTS, BORROWING PROCEDURES AND NOTES

SECTION 2.1  Commitments.  On the terms and subject to the conditions of this Agreement (including Article V), each Lender severally agrees to make Loans pursuant to the Commitments described in this Section 2.1.

SECTION 2.1.1  Loan Commitment.  From time to time on any Business Day occurring prior to the Commitment Termination Date, each Lender will make revolving loans (relative to such Lender, its “Revolving Loan”) to the Borrower equal to such Lender’s Percentage of the aggregate amount of the Borrowing requested by the Borrower to be made on such day. On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Revolving Loans.

SECTION 2.1.2  Lenders Not Permitted or Required To Make Loans in Excess of Commitment.  Neither any Lender nor the Swing Loan Lender shall be permitted or required to make any Revolving Loan or Swing Line Advance, respectively, if, after giving effect thereto,

(a)                                  the aggregate Credit Exposures outstanding would exceed (i) in the event that availability under this Agreement is governed by the Borrowing Base, the lesser of (A) the Commitment Amount and (B) the Applicable Borrowing Base then in effect or (ii) otherwise, the Commitment Amount; or

(b)                                 the aggregate outstanding Credit Exposure of any such Lender would exceed such Lender’s Commitment.

SECTION 2.2  Swing Line Advances.  In addition to borrowings pursuant to Section 2.1.1, Borrower may request the Swing Line Lender to make advances to Borrower on any Business Day (unless Borrower and the Swing Line Lender agree otherwise) occurring prior to the Commitment Termination Date as provided in Section 2.2.1 (herein called “Swing Line Advances”); provided, however, that at no time shall the outstanding aggregate principal amount of all Swing Line Advances under this Agreement exceed $10,000,000.  At any time when the Swing Line Lender has made Swing Line Advances to the Borrower, such outstanding Swing

Line Advances shall be included in calculating the Swing Line Lender’s Percentage of the Commitment Amount.

SECTION 2.2.1  Procedure for Swing Line Advances.

(a)                                  No later than 10:00 a.m., Central Time, on a Business Day on which Borrower desires a Swing Line Advance, Borrower shall transmit to Swing Line Lender and to Administrative Agent by telecopy a notice in substantially the form of Exhibit G attached hereto (herein called a “Request for Swing Line Advance”).  Swing Line Lender will specify the rate of interest per annum which will be the fixed rate of interest to be charged for such Swing Line Advance until maturity (herein called the “Swing Line Rate”).

(b)                                 Swing Line Lender shall wire transfer the Swing Line Advance in immediately available funds by no later than 1:00 p.m., Central Time, on the date requested for such Swing Line Advance to Administrative Agent, which shall deposit such funds to an account designated by Borrower by no later than 1:15 p.m., Central Time, on the same day.

(c)                                  Borrower shall repay each such Swing Line Advance on or before 1:00 p.m., Central Time, on the following Business Day or at such other maturity (such date of maturity being no more than 30 days after the date of the Swing Line Advance and no later than the Stated Maturity Date) as is agreed to by Borrower, Administrative Agent and the Swing Line Lender.  The repayment shall be paid on such date by Borrower (which payment may be in the form of a Swing Line Advance of not more than $5,000,000 advanced to Borrower on that day) to Administrative Agent in immediately available funds with instructions to Administrative Agent to forward such proceeds to the Swing Line Lender.  Any accrued and unpaid interest pursuant to Swing Line Advances shall be paid by Borrower (which payment may be in the form of a Swing Line Advance advanced to Borrower on that day) to Administrative Agent in immediately available funds (i) on the first Business Day of each calendar quarter with respect to any Prime Rate Loan and (ii) on the last day of the Interest Period with respect to any LIBOR Loan, each with instructions to Administrative Agent to forward such proceeds to the Swing Line Lender.

(d)                                 Interest on the Swing Line Advances shall be computed on the basis of a year of 365 or 366 days and actual days elapsed (including the first day, but excluding the last day) occurring in the period for which payable and shall not exceed the Highest Lawful Rate.  Past due principal and interest (to the extent allowed by law) shall bear interest at the lesser of the Default Rate or the Highest Lawful Rate and shall be payable on demand.

(e)                                  The Swing Line Advances made by the Swing Line Lender shall be evidenced by the Swing Line Note.  The date, amount, Swing Line Rate and maturity of each Swing Line Advance made by the Swing Line Lender to Borrower, and each payment made on account of the principal thereof, shall be recorded by the Swing Line Lender on its books.

(f)                                    The obligation of the Swing Line Lender to make each Swing Line Advance after timely acceptance by Borrower is further subject to the conditions contained in Article V.

SECTION 2.2.2  Special Provisions for Swing Line Advances.

(a)                                  Participations in Swing Line Advances.

(i)                                     If, at any time, any Event of Default shall have occurred and be continuing, each Lender, promptly upon request by the Swing Line Lender delivered to Administrative Agent, shall purchase an undivided participation interest in all outstanding Swing Line Advances in an amount equal to its Percentage times the outstanding amount of such Swing Line Advances.  Each Lender (other than the Swing Line Lender) will transfer immediately to Administrative Agent for credit to Swing Line Lender, in immediately available funds, the amount of its participation.  Upon receipt thereof, the Swing Line Lender will deliver to such other Lender a Swing Line Advance Participation Certificate, dated the date of receipt of such funds and in the amount of such Lender’s participation.

(ii)                                  Whenever, at any time after the Swing Line Lender has received from any other Lender such other Lender’s participating interest in a Swing Line Advance, the Swing Line Lender receives any payment on account thereof, Administrative Agent will distribute to such other Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that any payment received by Swing Line Lender is required to be returned, such other Lender will return to Swing Line Lender any portion thereof previously distributed to it.

(b)                                 Acknowledged Privity.  Borrower expressly agrees that, in respect of each Lender’s funded participation interest in any Swing Line Advance, such Lender shall be deemed to be in privity of contract with Borrower and have the same rights and remedies against Borrower under the Loan Documents as if such funded participation interest in such Swing Line Advance were a Revolving Loan.

(c)                                  Unconditional Obligation.  Each Lender’s obligation to purchase participation interests in Swing Line Advances as provided in this Section shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, Borrower or any other Person for any reason whatsoever, (B) the existence of any Default or Event of Default at any time, (C) the occurrence of any event or existence of any condition that could reasonably be expected to have a Material Adverse Effect, or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

SECTION 2.3  Letters of Credit.

SECTION 2.3.1  Letter of Credit Commitment.  Subject to the terms and conditions set forth herein, upon request by Borrower, the Issuing Bank will issue Letters of Credit for Borrower’s account or the account of any Subsidiary, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time prior to the Commitment Termination Date.  The Borrower agrees to pay the fees set forth in Section 3.3.2 with respect to each Letter of Credit.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

SECTION 2.3.2  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to an Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.3.3), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $75,000,000 and (ii) the sum of the total Credit Exposures shall not exceed the total Commitments of the Lenders.

SECTION 2.3.3  Expiration Date.  Each Letter of Credit shall expire at or prior to the date which is five (5) Business Days prior to the Stated Maturity Date.

SECTION 2.3.4  Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in paragraph 2.3.5, or of any reimbursement payment required to be refunded to Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of an Event of  Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

SECTION 2.3.5  Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Central Time, on the date that such LC Disbursement is made, if Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Central Time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 12:00 noon, Central Time, on (i) the Business Day that Borrower receives such notice, if such notice is received prior to 10:00 a.m., Central Time, on the day of receipt, or (ii) the Business Day immediately following the day that Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that Borrower may, subject to the conditions to Borrowing set forth herein, request in accordance with Section 2.1 or Section 2.2, that such payment be financed with a Loan in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by such Loan.  If Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Lender’s Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Percentage of the payment then due from Borrower, in the same manner as provided in Section 2.5 with respect to Loans made by such Lender (and Section 2.5 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Prime Rate Loans as contemplated above) shall not constitute a Loan and shall not relieve Borrower of its obligation to reimburse such LC Disbursement.

SECTION 2.3.6  Obligations Absolute.  Borrower’s obligation to reimburse LC Disbursements as provided in paragraph 2.3.5 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein proving to be untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s Obligations hereunder.  Neither the Agents, the Lenders or the Issuing Bank nor any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to Borrower to the extent of any direct or actual damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

SECTION 2.3.7  Disbursement Procedures.  An Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the Administrative Agent and Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

SECTION 2.3.8  Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Prime Rate Loans; provided that, if Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.3.5, then the Post-Maturity Rate shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.3.5 to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

SECTION 2.3.9  Replacement of the Issuing Bank.  An Issuing Bank may be replaced at any time by written agreement among Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.3.2.  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

SECTION 2.3.10  Cash Collateralization.  If (i) any Event of Default shall occur and be continuing, or (ii) on the Commitment Termination Date, Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in Section 9.1.9; provided further, if the outstanding principal amount of all outstanding Loans and all other Obligations have become due and payable pursuant to Section 9.2 or 9.3, an amount equal to the LC Exposure as of such date shall be deemed to be forthwith due and payable by the Borrower as of the date of any such occurrence and the Borrower’s obligation to pay such amount shall be absolute and unconditional without regard to whether any beneficiary of any outstanding Letter of Credit has attempted to draw down all or a portion of such amount under the terms of the Letter of Credit, and to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations of Borrower under this Agreement and the Borrower hereby grants to and by its deposit with the Administrative Agent grants to the Administrative Agent, for the benefit of the Lenders, a security interest in such cash collateral. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account for the benefit of the Lenders.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement Obligations of Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 75% of the total LC Exposure), be applied to satisfy other Obligations of Borrower under this Agreement.  If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned promptly to Borrower after such Event of Default has been cured or waived.

SECTION 2.4  Reduction and Termination of the Commitment Amounts.  The Commitment Amount is subject to reduction from time to time or termination pursuant to this Section.

SECTION 2.4.1  Optional.  Borrower may, from time to time on any Business Day occurring after the time of the initial Borrowing hereunder, voluntarily reduce the Commitment Amount; provided, however, that all such reductions shall require at least three (3) Business Days’ prior notice to the Administrative Agent, and each such reduction of the Commitment Amount shall be in a minimum amount of $5,000,000 and in increments of $1,000,000.

SECTION 2.4.2  Mandatory.  Each Lender’s Commitment shall be automatically terminated on the Commitment Termination Date.

SECTION 2.4.3  Pro Rata; Payment of Fees.  Each reduction in the Commitment Amount shall be made ratably among the Lenders in accordance with their respective Percentages.  The Borrower shall pay to the Administrative Agent for the account of the Lenders, on the date of each reduction or upon such termination, the Commitment Fees accrued pursuant to Section 3.3.1 on the amount of the Commitments so reduced or terminated through the date of such reduction or termination.

SECTION 2.5  Borrowing Procedure.  The Borrower may from time to time irrevocably request that a Borrowing be made in a minimum amount of (i) $1,000,000 for Prime Rate Loans and (ii) $5,000,000 for LIBOR Loans, and in an integral multiple of $1,000,000 or, if less, in the unused amount of the Commitment Amount or outstanding Swing Line Advance.  Such request shall be made by delivering a Borrowing Request to the Administrative Agent on or before 10:00 a.m., Central Time, (x) on the Business Day of such Borrowing in the case of a Prime Rate Borrowing and (y) on a Business Day not less than three Business Days in advance of a LIBOR Borrowing.  On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the Type of Loans, and shall be made on the Business Day, specified in such Borrowing Request.  With respect to any Borrowing, the Administrative Agent shall have given each of the Lenders notice of such Borrowing on or before 10:30 a.m., Central Time, on the date of such Borrowing and on or before 11:00 a.m., Central Time, on such Business Day each Lender shall deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Percentage of the requested Borrowing.  Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders.  To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request.  No Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan.

SECTION 2.6  Continuation and Conversion Elections.  The Borrower may from time to time irrevocably elect that all, or any portion in an aggregate minimum amount of $5,000,000 and an integral multiple of $1,000,000, of any Borrowing be, in the case of Prime Rate Loans, converted into LIBOR Loans or, in the case of LIBOR Loans, be converted into Prime Rate Loans or continued as LIBOR Loans of the same or different Type.  Such request for a continuation or conversion of a Borrowing shall be made by delivering a Continuation/Conversion Notice to the Administrative Agent on or before 10:00 a.m., Central Time, on a Business Day, such Continuation/Conversion Notice to be delivered at least three (3) Business Days in advance for any Borrowing continued as or converted into a LIBOR Loan. In the absence of delivery of a Continuation/Conversion Notice with respect to any LIBOR Loan at least three (3) Business Days before the last day of the then current Interest Period with respect thereto, such LIBOR Loan shall, on such last day, automatically convert to a Prime Rate Loan. Notwithstanding the above, no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBOR Loans when any Default has occurred and is continuing.

SECTION 2.7  Funding.  Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBOR Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBOR Loan; provided, however, that such LIBOR Loan shall nonetheless be deemed to have been made and to be held by such Lender and evidenced by such Lender’s Revolving Note, and the obligation of the Borrower to repay such LIBOR Loan shall be only to such Lender; provided further, that any such funding arrangement does not result in additional costs to the Borrower under Section 4.3, 4.4, 4.5 or 4.7 or otherwise that would not have been incurred but for such funding arrangement.

SECTION 2.8  Determination of Borrowing Base.  This Section 2.8 shall be applicable at all times unless (i) the Applicable Rating Level of the Borrower is Level I and (ii) the Borrower has elected to have availability under this Agreement no longer governed by the Borrowing Base; provided, however, that this Section shall apply at all times prior to the delivery of the Reserve Report dated effective as of January 1, 2005; and provided further that, if at any time availability under this Agreement is not governed by the Borrowing Base but the Applicable Rating Level of the Borrower declines to Level II or Level III, the Administrative Agent and the Required Borrowing Base Lenders shall promptly but in any event not fewer than five (5) Business Days thereafter initiate the procedure set forth herein for a Non-Standard Determination of the Borrowing Base.  Notwithstanding that its Applicable Rating Level is Level I and the Borrower has elected to not have availability under this Agreement governed by a Borrowing Base, the Borrower shall have the right to elect to have availability under this Agreement governed by a Borrowing Base from the date of such election to the date of the next scheduled redetermination date for such Borrowing Base by providing written notice of its election to the Administrative Agent on or before the 45th day preceding the date scheduled for the delivery of the Reserve Report applicable to the next scheduled redetermination date.  Any such election shall (i) be irrevocable for such period of time, but may be changed for subsequent periods by the delivery of an additional written notice to the Administrative Agent on or before the 45th day preceding the date scheduled for the delivery of the Reserve Report applicable to the next scheduled redetermination date following such period, and (ii) automatically continue for subsequent six-month periods until such time as the Borrower elects to not have availability under this Agreement governed by a Borrowing Base in accordance with clause (i) of this sentence.

(a)                                  Upon each delivery of a Reserve Report or Alternate Reserve Report pursuant to Section 7.1 on or before the respective dates required thereby, then with respect to the annual or semi-annual, as the case may be, determination of the Borrowing Base, the Administrative Agent will propose to the Lenders a Borrowing Base for acceptance by the Required Borrowing Base Lenders.  If such Borrowing Base, as proposed by the Administrative Agent is accepted by the Required Borrowing Base Lenders, then such agreed Borrowing Base shall be communicated by the Administrative Agent to the Borrower on or before (i) the next May 1st, in the case of a Reserve Report and (ii) the next November 1st, in the case of an Alternate Reserve Report, and shall remain in effect until the next November 1st or May 1st; provided that if such proposed Borrowing Base is not approved by the Required Borrowing Base Lenders prior to the applicable date then, within 30 days following the applicable date, the Required Borrowing Base Lenders will establish and agree to a Borrowing Base established using criteria agreed upon by the Required Borrowing Base Lenders, and such amount will be promptly communicated to the Borrower; provided that the then current Borrowing Base shall remain in effect until the Borrower is notified of the new Borrowing Base.  Any Lender that shall fail to reject the proposed Borrowing Base with fifteen (15) days of its receipt of the proposed Borrowing Base shall be deemed to have approved the proposed amount of such Borrowing Base.  The new Borrowing Base shall become effective as of the date that the Borrower receives notification from the Administrative Agent of the new Borrowing Base.  The Borrowing Base, as determined and established pursuant to this

Section 2.8(a) shall be subject, at all times, to the redetermination of the then effective Borrowing Base as a result of a Non-Standard Determination.

(b)                                 With respect to a Non-Standard Determination of the Borrowing Base, (i) the Administrative Agent or the Required Lenders shall have the right, but not the obligation, at any time to notify the Borrower of their intent to perform a Non-Standard Determination of the Borrowing Base and (ii) the Borrower shall have the right to request a Non-Standard Determination by sending a written request to the Administrative Agent for the performance of a Non-Standard Determination of the Borrowing Base.  In connection with any Non-Standard Determination and notwithstanding the delivery of any new Alternate Reserve Report, the Administrative Agent shall propose, and the Required Borrowing Base Lenders shall agree to and approve, a new Borrowing Base which shall become effective upon receipt by the Borrower of notice of such new Borrowing Base until such new Borrowing Base may be redetermined as a result of a scheduled semi-annual determination of the Borrowing Base pursuant to Section 2.8(a).  Any Lender that shall fail to reject the proposed Borrowing Base with fifteen (15) days of its receipt of the proposed Borrowing Base shall be deemed to have approved the proposed amount of such Borrowing Base.  In connection with any Non-Standard Determination, the Borrower shall deliver promptly upon the request of the Administrative Agent a new Alternate Reserve Report to the Administrative Agent; provided that such Alternate Reserve Report, whether or not delivered, shall not preclude or impact the making of such Non-Standard Determination of the Borrowing Base by the Administrative Agent or the approval of such Borrowing Base by the Required Borrowing Base Lenders.

(c)                                  At the request of the Administrative Agent or the Required Lenders, in their sole discretion, the Borrowing Base may be redetermined in conformity with Section 2.8(b) at any time after the sale, transfer, lease, contribution or other conveyance in one or more transactions after the date of the latest redetermination of the Borrowing Base pursuant to this Agreement:

(i)                                     by the Borrower or a Restricted Subsidiary to one or more Persons (other than the Borrower or a Restricted Subsidiary), of Borrowing Base Properties having a Discounted Present Value greater than 10% of the Borrowing Base at the latest redetermination thereof; and

(ii)                                  by the Borrower or a Restricted Subsidiary to one or more Persons (other than the Borrower or a Restricted Subsidiary), of any of their assets having an aggregate value in excess of $20,000,000 (based on the greater of book value and fair market value at the time of any disposition), other than (A) Borrowing Base Properties, whether directly or indirectly by means of the sale of equity interests in a Restricted Subsidiary or otherwise, (B) oil, gas, and other liquid or gaseous hydrocarbons in the ordinary course of business, (C) equipment and other personal property in the ordinary course of business consistent with the Borrower’s obligations under Section 7.3, (D) Investments permitted by Section 8.4, (E) cash payments not prohibited by this Agreement, including

Restricted Payments permitted by Section 8.5, (F) Liens permitted by Section 8.2 and rights to production payments in connection with Non-Recourse Indebtedness, (G) transactions permitted by Section 8.6 and (H) the grant of options, warrants or other rights with respect to such assets.

SECTION 2.9  Revolving Notes.  Each Lender’s Revolving Loans shall be evidenced by a Revolving Note payable to the order of such Lender in a maximum principal amount equal to such Lender’s Commitment. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Revolving Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate and Interest Period applicable to the Revolving Loans evidenced thereby.  Such notations shall be conclusive and binding on the Borrower absent manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower.

SECTION 2.10  Addition of Lenders and Increase in Commitment Amount.  It is agreed by the parties hereto that, at any time before the Stated Maturity Date, one or more financial institutions selected by the Borrower and acceptable to the Administrative Agent, in the Administrative Agent’s reasonable discretion, may become a Lender under this Agreement, or any existing Lender may increase its Commitment, in each case in an amount approved by Borrower, in such financial institution’s or Lender’s sole discretion by executing and delivering to the Borrower and the Administrative Agent (i) a certificate substantially in the form of Exhibit F hereto (a “Lender Certificate”) and (ii) an Administrative Questionnaire.  Upon receipt and agreement by the Borrower and the Administrative Agent of any such Lender Certificate, (a) the aggregate amount of the Commitments of the Lenders (including any Person that becomes a Lender by delivery of such a Lender Certificate) and the Commitment Amount automatically without further action by the Borrower, the Administrative Agent or any Lender shall be increased by the amount indicated in such Lender Certificate (but not in excess of $250,000,000 in the aggregate at any time for all such increases in the Commitments pursuant to this Section 2.10) on the effective date set forth in such Lender Certificate (such increased amount herein the “Increased Commitment Amount”), (b) the signature pages of the Lenders attached hereto shall be amended to add such Commitment of such additional Lender or to reflect the increase in the Commitment of an existing Lender and the Percentages of the Lenders shall be adjusted accordingly to reflect the additional Lender or in the increase in the Commitment of an existing Lender, and (c) any such additional Lender shall be deemed to be a party in all respect to this Agreement and the other Loan Documents.

ARTICLE III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1  Repayments and Prepayments.  The Borrower shall make mandatory repayments and prepayments and may also make voluntary prepayments from time to time pursuant to this Section 3.1.  Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4.

SECTION 3.1.1  Repayments.  The Borrower shall repay in full the unpaid aggregate principal amount of each Loan upon the Commitment Termination Date.

SECTION 3.1.2  Mandatory Prepayments on Revolving Loans.  If at any time prior to the Commitment Termination Date when availability under the Agreement is governed by the Borrowing Base, the aggregate Credit Exposures outstanding exceed the Applicable Borrowing Base then in effect, the Borrower shall forthwith repay the Revolving Loans in an aggregate amount equal to such excess; provided that the Borrower shall have the option to prepay such Revolving Loans, in no more than four substantially equal monthly installments, in an amount such that upon the conclusion of such mandatory prepayments, the aggregate Credit Exposures outstanding will not exceed the Applicable Borrowing Base then in effect.  The first such payment pursuant to the proviso in the preceding sentence shall be due within 90 days after the commencement date of that Deficiency Period, and the remaining payments shall be due on the numerically corresponding day of each of the subsequent three months.  If a subsequent month does not contain a numerically corresponding day, the Borrower shall make such payment on the last Business Day of such month, or if the numerically corresponding day is not a Business Day, such payment will be due on the preceding Business Day. No mandatory prepayment pursuant to this Section shall automatically effect a reduction in the Commitment Amount.  Administrative Agent agrees to give Borrower prompt notice of the occurrence of a Deficiency Period.

SECTION 3.1.3  Repayment Upon Acceleration.  The Borrower shall, immediately upon any acceleration of any Loans pursuant to Section 9.2 or 9.3, repay all Loans.

SECTION 3.1.4  Voluntary Prepayments.  The Borrower may, from time to time on any Business Day prior to the Stated Maturity Date, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of all Loans; provided, however, that:

(i)                                     any such prepayment shall be made pro rata among the Lenders with respect to Loans of the same Type and, if applicable, having the same Interest Period;

(ii)                                  any and all amounts payable pursuant to Section 4.4 hereof in connection with such prepayment shall be paid on the date of such prepayment;

(iii)                               the Borrower shall give (A) with respect to LIBOR Loans, not less than three nor more than five Business Days and (B) with respect to Prime Rate Loans, not less than same day nor more than three Business Days, prior written notice (on or before 10:00 a.m. Central Time) to the Administrative Agent of any voluntary prepayments of any Loans; and

(iv)                              all such voluntary partial prepayments shall be in a minimum amount equal to $1,000,000 for Prime Rate Loans and $5,000,000 for LIBOR Loans, and an integral multiple of $1,000,000.

No voluntary prepayment pursuant to this Section shall automatically effect a reduction in the Commitment Amount.

SECTION 3.2  Interest Provisions.  Interest on the outstanding principal amount of the Revolving Loans shall accrue and be payable in accordance with this Section 3.2.

SECTION 3.2.1  Rates.  As selected by the Borrower pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Loans shall accrue interest as follows:

(a)                                  Prime Rate Loans shall accrue interest at a rate per annum equal to the sum of the Prime Rate from time to time in effect, plus the Applicable Margin; and

(b)                                 LIBOR Loans shall accrue interest during each Interest Period applicable thereto at a rate per annum equal to the sum of LIBOR for such Interest Period, plus the Applicable Margin.

All LIBOR Loans shall bear interest at the interest rate applicable thereto from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period.

SECTION 3.2.2  Post-Maturity Rates.  After the date any principal amount of any Loan is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise), or after any other monetary Obligation of the Borrower shall have become due and payable and any applicable grace or cure period shall have expired, the Borrower shall pay interest (after as well as before judgment) on such amounts at a rate per annum equal to the Prime Rate, plus a margin of 2%, until paid.

SECTION 3.2.3  Payment Dates.  Interest accrued on each Loan shall be payable, without duplication:

(a)                                  on the Stated Maturity Date;

(b)                                 except with respect to payment or prepayment of Prime Rate Loans, on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan;

(c)                                  with respect to Prime Rate Loans, on each Quarterly Payment Date occurring after the date of the initial Borrowing hereunder;

(d)                                 with respect to LIBOR Loans, the last day of each applicable Interest Period (and, if such Interest Period shall exceed 90 days, on the 90th day of such Interest Period);  and

(e)                                  if the Stated Maturity Date is accelerated pursuant to Section 9.2 or Section 9.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations pursuant to Section 3.2.2 shall be payable upon demand.

SECTION 3.2.4  Maximum Interest.  It is the intention of the parties hereto to conform strictly to applicable usury laws and, anything herein to the contrary notwithstanding, the obligations of the Borrower to the Lenders under this Agreement, the other Loan Documents and any other document or instrument executed in connection herewith or therewith, shall be subject to the limitation that payments of interest or of other amounts constituting interest under applicable law to a Lender shall not be required to the extent that receipt thereof would be in excess of the Highest Lawful Rate, or otherwise contrary to provisions of law applicable to such Lender limiting rates of interest which may be charged or collected by such Lender.  Accordingly, if the transactions or the amount paid or otherwise agreed to be paid for the use, forbearance or detention of money under this Agreement, the other Loan Documents and any other document or instrument executed in connection herewith or therewith would exceed the Highest Lawful Rate or otherwise be usurious under applicable law (including the federal and state laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable) with respect to any Lender then, in that event, notwithstanding anything to the contrary in this Agreement or the other Loan Documents and any other document or instrument executed in connection herewith or therewith, it is agreed as follows as to such Lender:

(a)                                  with respect to such Lender, the provisions of this Section 3.2.4 shall govern and control over any other provision in this Agreement, the other Loan Documents and any other document or instrument executed in connection herewith or therewith and each provision set forth therein is hereby so limited;

(b)                                 the aggregate of all consideration which constitutes interest under applicable law that is contracted for, charged or received under this Agreement, the other Loan Documents, or under any of the other aforesaid agreements or otherwise in connection with this Agreement by such Lender shall under no circumstances exceed the maximum amount of interest allowed by applicable law (such maximum lawful interest rate, if any, with respect to such Lender herein called the “Highest Lawful Rate”), and all amounts owed under this Agreement, the other Loan Documents and any other document or instrument executed in connection herewith or therewith shall be held subject to reduction and (i) the amount of interest which would otherwise be payable to such Lender hereunder and under the other Loan Documents and any other document or instrument executed in connection herewith or therewith, shall be automatically reduced to the amount allowed under applicable law and (ii) any unearned interest paid by the Borrower in excess of the Highest Lawful Rate shall be credited to the Borrower by such Lender (or, if such consideration shall have been paid in full, refunded to the Borrower);

(c)                                  all sums paid, or agreed to be paid, to such Lender for the use, forbearance and detention of the indebtedness of the Borrower to such Lender hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest is uniform throughout the full term thereof;

(d)                                 if at any time the interest provided pursuant to Sections 3.2.1 or 3.2.2, as the case may be, together with any other fees payable pursuant to or in connection with this Agreement and deemed interest under applicable law, with respect to any Lender exceeds that amount which would have accrued at the Highest Lawful Rate, the amount of interest and any such fees to accrue to such Lender pursuant to this Agreement shall be limited, notwithstanding anything to the contrary in this Agreement to that amount which would have accrued at the Highest Lawful Rate for such Lender, but any subsequent reductions, as applicable, shall not reduce the interest to accrue pursuant to this Agreement below such Lender’s Highest Lawful Rate until the total amount of interest payable to such Lender (including all consideration which constitutes interest) equals the amount of interest which would have been payable to such Lender (including all consideration which constitutes interest) assuming a varying rate per annum equal to the interest provided pursuant to Sections 3.2.1 and 3.2.2 at all times in effect, plus the amount of fees which would have been received but for the effect of this Section 3.2.4.

To the extent, if any, applicable to any Lender, on each day, if any, that Chapter 303.201 of the Texas Finance Code, as amended, to the extent, if any, applicable to the Administrative Agent or a Lender, the Borrower agrees that the Highest Lawful Rate shall be the “indicated (weekly) rate ceiling” as defined in said Section, provided that the Administrative Agent or such Lender may also rely, to the extent permitted by applicable laws, on alternative maximum rates of interest under other laws applicable to the Administrative Agent or such Lender if greater.  To the extent that Texas law shall be applicable to the determination of the Highest Lawful Rate of any Lender, the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit accounts and revolving tri-party accounts (formerly Tex. Rev. Civ. Stat. Ann. Art. 5069, Ch. 15)) shall not apply to this Agreement, to any Loan or to any Notes, nor shall this Agreement, any Loan or any Note be governed by or be subject to the provisions of such Chapter 346 in any manner whatsoever.

SECTION 3.3  Fees.  The Borrower agrees to pay the fees set forth in this Section. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or the Issuing Bank, in the case of fees payable to it) for distribution, in the case of Commitment Fees and participation fees, to the Lenders entitled thereto. All such fees shall be non-refundable.

SECTION 3.3.1  Commitment Fee.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender for the period commencing on the date of the initial Borrowing or initial issuance of a Letter of Credit and continuing through the Commitment Termination Date, commitment fees for each Lender (collectively, the “Commitment Fees”) at a rate per annum for each day of such period equal to the percentage set forth under the “Unused Fee” column of the Applicable Margin times the amount which is the average daily unused portion of each Lender’s Lender Commitment Amount.  Fees payable pursuant to this Section 3.3.1 shall be payable by the Borrower in arrears on each Quarterly Payment Date, commencing with the first such day following the date of the initial Borrowing or initial issuance of a Letter of Credit and on the Commitment Termination Date.

SECTION 3.3.2  Letter of Credit Fees.  Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin as interest on LIBOR Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank upon issuance of any Letter of Credit by such Issuing Bank a fronting fee equal to an amount calculated at the rate of 0.125% per annum based on the stated amount and term of such Letter of Credit, as well as the Issuing Bank’s standard fees with respect to the administration, issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees shall be payable in arrears on last day of each March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date, provided that all such fees shall be payable on demand with respect to any Letter of Credit for which Borrower is required to deposit cash collateral pursuant to Section 2.3.10.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 3.3.3  Other Fees.  The Borrower agrees to pay to the Administrative Agent for its own account and for the account of each Lender, as applicable, fees, including, without limitation, an upfront fee (the “Upfront Fee”), in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent, including, without limitation, the amounts agreed upon between Borrower and the Administrative Agent in that certain fee letter agreement dated as December 14, 2004, between the Borrower and the Administrative Agent’s Affiliate, Harris Nesbitt Corp.

ARTICLE IV
CERTAIN LIBOR AND OTHER PROVISIONS

SECTION 4.1  Fixed Rate Lending Unlawful.  If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Lenders, be conclusive and binding on the Borrower if made in good faith) that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful for such Lender to make, continue or maintain any Loan as, or to convert any Loan into, a LIBOR Loan, the obligations of such Lender to make, continue, maintain or convert any such Loans shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and LIBOR Loans of such Lender shall automatically convert into Prime Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or regulation.

SECTION 4.2  Rates Unavailable.  If the Administrative Agent or the Required Lenders shall have determined that by reason of circumstances affecting the Administrative Agent’s or the Required Lenders’ relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBOR Loans of such Type, then, upon notice from the Administrative Agent (given at the direction of the Required Lenders if such determination shall have been made by the Required Lenders) to the Borrower and the Lenders, the obligations of all Lenders under Sections 2.5, 2.6 and 2.7 to make or continue any Loans as, or to convert any Loans into, LIBOR Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 4.3  Increased LIBOR Loan Costs, etc.  The Borrower agrees to reimburse each Lender for any increase in the cost to such Lender of, or any reduction in, the amount of any sum receivable by such Lender in respect of, making, continuing or maintaining (or of its obligation to make, continue or maintain) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBOR Loans (such increases in costs and reductions in amounts receivable, after taking into account such Lender’s estimate, which shall be conclusive if given in good faith, of the net tax benefit, if any, realized by such Lender from such additional costs and reductions, being herein called “Additional Costs”), resulting from any Regulatory Change after the Effective Date which: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement in respect of any of such LIBOR Loans (other than taxes imposed on the overall net income of such Lender for any such LIBOR Loans by the jurisdiction in which such Lender has its principal office) or (ii) imposes or modifies (without duplication of any other amount required to be paid hereunder) any reserve, special deposit, minimum capital, capital ratio or similar requirements relating to the making by such Lender of any LIBOR Loans (including any increase in cost to a Lender by reason of an increase in any reserve requirement specified from time to time by the F.R.S. Board and applicable to “Eurodollar Liabilities” as defined in Regulation D of the F.R.S. Board or other similar reserve requirements affecting Eurodollar deposits).  Such Lender shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the Additional Costs.  Such Additional Costs shall be payable by the Borrower directly to such Lender within thirty (30) days after the Borrower’s receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

SECTION 4.4  Funding Losses.  In the event any Lender shall incur any loss or reasonable expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBOR Loan) as a result of

(a)                                  any conversion or repayment or prepayment of the principal amount of any LIBOR Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.1 or otherwise;

(b)                                 any Loans not being made as LIBOR Loans in accordance with the Borrowing Request therefor; or

(c)                                  any Loans not being continued as, or converted into, LIBOR Loans in accordance with the Continuation/ Conversion Notice therefor,

then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within thirty (30) days after its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense; provided, that the Borrower shall not be liable to a Lender hereunder for any such loss or expense incurred by such Lender as a result of such Lender’s gross negligence or willful misconduct, breach of this Agreement or failure to comply with a Borrowing Request or Continuation/ Conversion Notice.  Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and, if made in good faith, binding on the Borrower.

SECTION 4.5  Increased Capital Costs.  Without duplication of any other provision of this Article IV, if any Regulatory Change after the Effective Date affects the amount of capital required to be maintained by any Lender or any Person controlling such Lender, and such Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of its Commitments or the Loans made by such Lender is reduced as a result of such Regulatory Change to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of such Regulatory Change, then, in any such case upon notice from time to time by such Lender to the Borrower, the Borrower shall within thirty (30) days after its receipt thereof, pay directly to such Lender additional amounts (after taking into account such Lender’s estimates, which shall be conclusive if made in good faith, of the net tax benefit, if any, realized by such Lender resulting from such Regulatory Change) sufficient to compensate such Lender or such controlling Person for such reduction in rate of return.  A statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and, if made in good faith, binding on the Borrower.  In determining such amount, such Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

SECTION 4.6  Period of Liability; Lender Substitution.

(a)                                  The Borrower shall not be liable to any Lender pursuant to Sections 4.3, 4.4, 4.5 or 4.7 in respect of such compensation for any period commencing more than 180 days before the delivery of any notice pursuant to Sections 4.3, 4.4, 4.5, or 4.7, except that, with respect to Sections 4.3, 4.4 or 4.5, the Borrower may be liable for an earlier period if the Regulatory Change resulting in such notice shall have been given retroactive effect affecting any period beginning more than 180 days prior to such notice.

(b)                                 If (i) the obligation of any Lender to make or convert or continue outstanding Loans as or into LIBOR Loans has been suspended pursuant to Section 4.1 or (ii) any Lender has demanded compensation under Section 4.3, 4.5 or 4.7, the Borrower shall have the right, with the assistance of the Administrative Agent, to designate a substitute lender or lenders (which may be one or more of the Lenders) mutually satisfactory to the Borrower and the Administrative Agent to purchase for cash, pursuant to a Assignment and Assumption Agreement, the outstanding Loans of such Lender and assume the Commitment of such Lender, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the principal amount of all of such Lender’s outstanding Loans plus any accrued but unpaid interest thereon and the accrued but unpaid fees for the account of such Lender hereunder plus such amount, if any, as would be payable pursuant to Section 4.4 if the outstanding Loans of such Lender were prepaid in their entirety on the date of consummation of such assignment.

SECTION 4.7  Taxes.

(a)                                  All payments by the Borrower of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future Taxes.  In the event that any withholding or deduction from any payment to a Lender to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will (i) pay directly to the relevant authority the full amount required to be so withheld or deducted, (ii) promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority, and (iii) pay to the Administrative Agent for the account of such Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by such Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

(b)                                 If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section as a result of a change in law or treaty occurring after such Lender first became a party to this Agreement, then such Lender will, at the Borrower’s request, use reasonable efforts to change the jurisdiction of its lending office if, in the judgment of such Lender, such change  will eliminate or reduce any such additional payment which may thereafter accrue and is not otherwise disadvantageous to such Lender.

(c)                                  Any Foreign Lender that is entitled to an exemption from or reduction of U.S. withholding tax, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

SECTION 4.8  Payments, Computations, etc.  Unless otherwise expressly provided, all payments by the Borrower pursuant to this Agreement, the Notes or any other Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment.  The Borrower shall make each payment required to be made to the Administrative Agent not later than 11:00 a.m., Central Time, on the date due, in same day or immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to the Borrower.  Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day.  The Administrative Agent shall promptly remit in same day funds to each Lender its share, if any, of such payments received by the Administrative Agent for the account of such Lender.  All interest on LIBOR Loans and all fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days and in the case of interest on a Prime Rate Loan, 365 days or, if appropriate, 366 days.  Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

SECTION 4.9  Sharing of Payments.  If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Sections 4.3, 4.4, 4.5 and 4.7) in excess of its pro rata share of payments then or therewith obtained by all Lenders, such Lender shall purchase from the other Lenders such participations in Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender’s ratable share (according to the proportion of  the amount of such selling Lender’s required repayment to the purchasing Lender to the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.10) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

SECTION 4.10  Setoff.  Each Lender shall, upon the occurrence of any Event of Default, have the right to the extent permitted by applicable law to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Lender; provided, however, that no such balances, credits, deposits, accounts or moneys shall include suspense funds held by the Borrower for the account of a third party. Any such appropriation and application shall be subject to the provisions of Section 4.9.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice to the extent permitted by applicable law shall not affect the validity of such setoff and application.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.

SECTION 4.11  Use of Proceeds.  The Borrower will, and will cause each Subsidiary to, use the proceeds of the Loans and the Letters of Credit (a) to refinance existing Indebtedness of Borrower and its Subsidiaries, (b) to reimburse each Issuing Bank for LC Disbursements in accordance with Section 2.3.5 or to repay Swing Line Advances, or (c) for Borrower’s and its Subsidiaries’ general corporate purposes (other than any hostile acquisitions).  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulation U.

ARTICLE V
CONDITIONS TO BORROWING

SECTION 5.1  Initial Borrowing.  The obligations of the Lenders to fund the initial Borrowing and of the Issuing Bank to issue any Letter of Credit after the date hereof shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.1.

SECTION 5.1.1  Organizational Documents.  The Administrative Agent shall have received a certificate of an Authorized Person of the Borrower dated as of the date of the initial satisfaction of the conditions set forth in Article V, certifying:

(a)                                  that attached to each such certificate are (A) a true and complete copy of the Organic Documents of the Borrower and its Restricted Subsidiaries (other than Restricted Subsidiaries organized outside of the United States), as the case may be, as in effect on the date of such certificate, (B) a true and complete copy of a certificate from the Governmental Authority of the state of such entity’s organization certifying that such entity is duly organized and validly existing in such state, and (C) a true and complete copy of a certificate from the appropriate Governmental Authority of each state (without duplication) certifying that such entity is duly qualified and in good standing to transact business in such state as a foreign corporation, if the failure to be so qualified or in good standing could reasonably be expected to have a Material Adverse Effect,

(b)                                 that attached to such certificate is a true and complete copy of resolutions duly adopted by the board of directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents, and

(c)                                  as to the incumbency and specimen signature of each officer of the Borrower executing the Loan Documents;

upon which certificate each Lender may conclusively rely until it shall have received a further certificate of an Authorized Person of the Borrower canceling or amending such prior certificate.

SECTION 5.1.2  Compliance with Representations and Warranties.  The Administrative Agent shall have received a certificate from an Authorized Person of the Borrower confirming compliance with Section 5.2.1 and stating that:

(a)                                  the Reserve Report of July 1, 2004, previously delivered to the Lenders, includes as a basis for Future Net Income only Proved Reserves located on Borrowing Base Properties; and

(b)                                 there has been no material adverse change in the respective properties or consolidated financial condition or results of operations of the Borrower and its consolidated Subsidiaries and Consolidated Affiliates (the Borrower and such Subsidiaries and Consolidated Affiliates taken as a whole) since September 30, 2004, the date of the most recent financial statements for such entities delivered to the Lenders.

SECTION 5.1.3  Delivery of Loan Documents.  The Administrative Agent (or its counsel) shall have received either (i) a counterpart of this Agreement and each other Loan Document executed by the Borrower, the Agents and the Lenders or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement and each other Loan Document) that the applicable party has signed a counterpart of this Agreement and each other Loan Document.

SECTION 5.1.4  No Liens.  The Borrowing Base Properties shall be free and clear of all Liens, except Liens permitted by Section 8.2.

SECTION 5.1.5  Approvals and Consents.  The Administrative Agent shall have received copies of all Governmental Approvals necessary in connection with the Financing Transactions, and all applicable waiting periods and appeal periods shall have expired, in each case without the imposition of any burdensome conditions.  There shall be no actual government or judicial action restraining, preventing or imposing burdensome conditions on the Financing Transactions.

SECTION 5.1.6  Termination of Existing Credit Facility.  The Administrative Agent shall have received a certificate, signed by an Authorized Person of the Borrower, stating that the Borrower or its Subsidiaries have repaid in full and terminated the Existing Credit Facility contemporaneously with the initial Loans under this Agreement.  The Administrative Agent shall have received evidence satisfactory to it that all Liens associated with the Existing Credit Facility have been released or terminated contemporaneously with the making of such payments and that arrangements satisfactory to the Administrative Agent has been made for recording and filing of such releases.

SECTION 5.1.7  Opinions of Counsel.  The Administrative Agent shall have received opinions, dated the date of the initial Borrowing and addressed to the Agents and the Lenders, from

(a)                                  Michael J. Killelea, Esq., Vice President and General Counsel to the Borrower, substantially in the form of Exhibit E-1 hereto; and

(b)                                 Baker Botts L.L.P., special New York counsel to the Borrower, substantially in the form of Exhibit E-2 hereto.

SECTION 5.1.8  Closing Fees, Expenses, etc.  The Administrative Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees, costs, and expenses due and payable pursuant to Section 3.3 and Section 11.3, if then invoiced.

SECTION 5.2  Conditions Precedent to Credit Event.  The obligation of each Lender to fund any Loan (including the initial Borrowing), of the Swing Line Lender to make Swing Line Advances  or of the Issuing Bank to issue, renew, extend or amend any Letter of Credit shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 5.2.

SECTION 5.2.1  Representations and Warranties, No Default, etc.  The following statements shall be true and correct both before and after giving effect to any Credit Event, including the application of the proceeds thereof:

(a)                                  the representations and warranties set forth in Article VI will be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(b)                                 the aggregate Credit Exposures outstanding will not exceed (i) in the event that availability under this Agreement is governed by the Borrowing Base, the lesser of (A) the Commitment Amount and (B) the Applicable Borrowing Base then in effect or (ii) otherwise, the Commitment Amount; and

(c)                                  no Default shall have then occurred and be continuing.

SECTION 5.2.2  Borrowing Request.  The Administrative Agent shall have received a Borrowing Request for such Borrowing, a Request for Swing Line Advance or a request for the issuance of a Letter of Credit, as applicable.  Each of the delivery of a Borrowing Request, Request for Swing Line Advance or a request for the issuance of a Letter of Credit, as applicable, and the acceptance by the Borrower of the proceeds of such Borrowing, Swing Line Advance or the Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Credit Event (both immediately before and after giving effect to such Credit Event and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct.

SECTION 5.2.3  Satisfactory Legal Form.  All documents executed or submitted pursuant hereto by or on behalf of the Borrower or any of its Subsidiaries shall be satisfactory in form and substance to the Administrative Agent and its counsel; the Administrative Agent and its counsel shall have received all information, approvals, opinions, documents or instruments of the Borrower as the Administrative Agent or its counsel may reasonably request.

The Administrative Agent shall notify Borrower, the other Agents and the Lenders of the date of the initial satisfaction of the conditions set forth in Article V, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.1) at or prior to 3:00 p.m., New York City time, on January 31, 2005 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to make Loans and issue the Letters of Credit hereunder, the Borrower represents and warrants unto the Administrative Agent and each Lender as set forth in this Article VI.

SECTION 6.1  Organization, etc.  The Borrower and each of its Restricted Subsidiaries which is a corporation is validly organized and existing and in good standing under the laws of the State, or country, of its incorporation, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except where failure to qualify could not reasonably be expected to have a Material Adverse Effect. Each of the Borrower’s Restricted Subsidiaries which is a partnership or a limited liability company is validly formed or organized and existing and in good standing under the laws of the state of its formation or organization, and is duly qualified to do business and is in good standing as a foreign partnership or limited liability company where the nature of its business requires such qualification, except where failure to qualify could not reasonably be expected to have a Material Adverse Effect.  The Borrower has full corporate power and authority and holds all requisite Governmental Approvals to enter into and perform its obligations in respect of the Financing Transactions and to own and hold under lease its property and to conduct its business substantially as currently conducted by it, except where the failure to have such Governmental Approvals could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.2  Due Authorization, Non-Contravention, etc.  The execution, delivery and performance by the Borrower of this Agreement, the Notes and each other Loan Document executed or to be executed by it, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, as the case may be, and do not:

(a)                                  contravene the Borrower’s Organic Documents;

(b)                                 contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting the Borrower; or

(c)                                  result in, or require the creation or imposition of, any Lien on any properties of the Borrower.

SECTION 6.3  Government Approval, Regulation, etc.  No Governmental Approval or other action by any Governmental Authority is required for the due execution, delivery or performance by the Borrower of this Agreement, the Notes or any other Loan Document executed or to be executed by it, except for the filing of this Agreement with the SEC as a material document under Rule 601(b)(iv) of Regulation S-K.  Neither the Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

SECTION 6.4  Validity, etc.  This Agreement and the Notes constitute, and each other Loan Document executed by the Borrower will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms except as such enforceability is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or other similar law relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including concepts of materiality, reasonableness, good faith and fair dealing.

SECTION 6.5  Financial Information.  The consolidated balance sheets of the Borrower and its consolidated Subsidiaries and Consolidated Affiliates, as at December 31, 2003 and September 30, 2004 and the related consolidated statements of income and cash flow of the Borrower and its consolidated Subsidiaries and Consolidated Affiliates, for the periods then ended, copies of which have been furnished to the Administrative Agent and each Lender, have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries and Consolidated Affiliates as at the dates thereof and the results of their operations for the periods then ended subject, in the case of the consolidated balance sheet of September 30, 2004 and the related consolidated statements of income and cash flow as of such date, to the making of normal year-end audit adjustments and the year-end addition of notes required pursuant to GAAP.

SECTION 6.6  No Material Adverse Change.  Except as disclosed to the Administrative Agent in writing, since September 30, 2004, there has been no material adverse change in the consolidated financial condition or results of operations, business or properties of the Borrower and its consolidated Subsidiaries and Consolidated Affiliates taken as a whole; provided, however, that such determination shall not be deemed to include any changes or effects arising out of any effects of FAS 133 or FAS 143 or other changes in GAAP or in the generally applicable interpretation thereof.

SECTION 6.7  Litigation, etc.  There is no pending or, to the knowledge of the Borrower, threatened labor controversy, litigation, action, or proceeding against the Borrower or any of its consolidated Subsidiaries or Consolidated Affiliates, or any of their respective properties or revenues, which has a significant probability of consequences that could reasonably be expected to have a Material Adverse Effect, except as disclosed in Item 6.7 (“Litigation”) of the Disclosure Schedule, or which purports to affect the legality, validity or enforceability of this Agreement, the Notes, or any other Loan Document; provided, Borrower’s representation with respect to the absence of pending litigation against its Consolidated Affiliates is limited to Borrower’s knowledge.  Neither the Borrower nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any Governmental Authority applicable to or binding on it, which default could reasonably be expected to have a Material Adverse Effect.

SECTION 6.8  Subsidiaries.  As of the Closing Date, the Borrower has no Subsidiaries or Consolidated Affiliates, except those which are identified in Item 6.8 of the Disclosure Schedule.  As of the Closing Date, each Subsidiary of the Borrower is either a Restricted Subsidiary or an Unrestricted Subsidiary as identified in Item 6.8 (“Existing Subsidiaries and Affiliates”) of the Disclosure Schedule.  As of the Closing Date, the Borrower is the record or beneficial owner of the ownership interest of each such Subsidiary which is identified in Item 6.8 of the Disclosure Schedule.  Such ownership interests are free and clear of any Liens, including, without limitation, claims arising out of any preemptive rights granted in connection with the issuance of any such ownership interests, except for inchoate Liens existing at law.  All ownership interests are duly issued, fully paid and nonassessable and there are no outstanding options, warrants or other rights entitling the holder thereof to purchase any of the ownership interests of any such Subsidiary except as disclosed in Item 6.8 of the Disclosure Schedule.

SECTION 6.9  Ownership of Properties.  The Borrower and each of its Restricted Subsidiaries has marketable title to all of its real properties and good title to, or has the right to use, all of its personal property, tangible and intangible, of any nature whatsoever (including concession agreements, patents, trademarks, trade names, service marks and copyrights), and all properties and assets and all revenues (present and future) of the Borrower and its Restricted Subsidiaries are free and clear of all Liens or other charges or claims (including infringement claims with respect to patents, trademarks, copyrights and the like), except (i) as to any such charges or claims are disclosed in the Borrower’s most recent Form 10-K filed with the SEC and (ii) other Liens permitted under Section 8.2.

SECTION 6.10  Taxes.  The Borrower and each of its Subsidiaries has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books.

SECTION 6.11  Pension and Welfare Plans.  During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Credit Event hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA.  No condition exists or event or transaction has occurred with respect to any Pension Plan which could reasonably be expected to result in the incurrence by the Borrower or any member of the Controlled Group of any material liability, fine or penalty.

SECTION 6.12  Environmental Warranties.  Except as set forth in Item 6.12 (“Environmental Matters”) of the Disclosure Schedule:

(a)                                  to the best actual knowledge of the Borrower, all facilities and property (including underlying groundwater) owned, leased or operated by the Borrower or any of its Subsidiaries have been and are owned, leased or operated by the Borrower and its Subsidiaries in compliance with all Environmental Laws, except where the failure to comply with which could not be reasonably expected to have a Material Adverse Effect;

(b)                                 to the best actual knowledge of the Borrower, there are no pending or threatened

(i)                                     claims, complaints, or notices received by the Borrower or any of its Subsidiaries with respect to any alleged violation of any Environmental Law, or

(ii)                                  claims, complaints, notices or inquiries to, or requests for information received by, the Borrower or any of its Subsidiaries regarding potential liability under any Environmental Law relating to operations of the

Borrower or its Subsidiaries or the condition of any facilities or property (including underlying groundwater) owned, leased or operated by the Borrower or any of its Subsidiaries,

in either case that, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(c)                                  to the best actual knowledge of the Borrower, there have been no Releases of Hazardous Materials at, on or under any property now or previously owned, leased or operated by the Borrower or any of its Subsidiaries that, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(d)                                 to the best actual knowledge of Borrower, the Borrower and its Subsidiaries have been issued and are in compliance with all Governmental Approvals relating to environmental matters that are necessary for their businesses, except where the failure to have or to comply with such Governmental Approvals could not be reasonably expected to have a Material Adverse Effect;

(e)                                  neither the Borrower nor any Subsidiary has actual knowledge that any property now or previously owned, leased or operated by the Borrower or any of its Subsidiaries is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up where the anticipated costs to the Borrower and its Subsidiaries to bring such property into compliance with CERCLA could reasonably expected to have a Material Adverse Effect;

(f)                                    to the best actual knowledge of the Borrower, there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned, leased or operated by the Borrower or any of its Subsidiaries where the anticipated costs to the Borrower and its Subsidiaries to bring such property into compliance could reasonably expected to have a Material Adverse Effect;

(g)                                 to the best actual knowledge of the Borrower, neither the Borrower nor any of its Subsidiaries has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or a site which currently is the subject of enforcement actions or other investigations by a Governmental Authority which could reasonably be expected to lead to claims against the Borrower or such Subsidiary under any Environmental Law which claims could reasonably be expected to have a Material Adverse Effect;

(h)                                 to the best actual knowledge of the Borrower, there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned, leased or operated by the Borrower or any Subsidiary of the Borrower that, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

(i)                                     to the best actual knowledge of the Borrower, no conditions exist at, on or under any property now or previously owned, leased or operated by the Borrower which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.13  Regulation U.  The proceeds of the Loans shall be used for the general corporate purposes of the Borrower.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used for a purpose which violates, or would be inconsistent with, Regulation U.  Terms for which meanings are provided in Regulation U or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

SECTION 6.14  Absence of Defaults.  No Default exists. As of the Closing Date, neither the Borrower nor any of its Restricted Subsidiaries is in default under any material agreement or instrument governing Indebtedness to which any of them is a party.

SECTION 6.15  Information Memorandum.  To the best of the Borrower’s knowledge, the information contained in the Information Memorandum (other than any based on or constituting pro forma financial statements, forecasts, budgets or projections) does not contain on the date hereof any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which they were made.  With respect to any such information that is based on or constitutes pro forma financial statements or a forecast or projection prepared by the Borrower, the Borrower represents that in the preparation thereof it acted in good faith and utilized information available to it at the time the Information Memorandum was prepared and assumptions believed by it to be reasonable in light of the then current and foreseeable business conditions of the Borrower and its Subsidiaries.

ARTICLE VII
AFFIRMATIVE COVENANTS

The Borrower agrees with the Administrative Agent and each Lender that, until all Commitments have terminated and the Notes and all other payment Obligations that have then become due and payable have been paid and performed in full, the Borrower will perform the obligations set forth in this Article.

SECTION 7.1  Financial Information, Reports, Notices, etc.  The Borrower will furnish, or will cause to be furnished, to each Lender and the Administrative Agent copies of the following financial statements, reports, notices and information:

(a)                                  as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, consolidated balance sheets of the Borrower and its consolidated Subsidiaries and Consolidated Affiliates as of the end of such Fiscal Quarter and consolidated statements of income and cash flows of the Borrower and its consolidated Subsidiaries and Consolidated Affiliates for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal

Year and ending with the end of such Fiscal Quarter, certified by the principal financial officer of the Borrower;

(b)                                 as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, a copy of the annual audit report for such Fiscal Year for the Borrower and its consolidated Subsidiaries and Consolidated Affiliates, including therein consolidated balance sheets of the Borrower and its consolidated Subsidiaries and Consolidated Affiliates as of the end of such Fiscal Year and consolidated statements of income and cash flows of the Borrower and its consolidated Subsidiaries and Consolidated Affiliates for such Fiscal Year, in each case certified by PricewaterhouseCoopers, LLP or other independent public accountants reasonably acceptable to the Administrative Agent and the Required Lenders; provided that, if such accountants’ opinion contains an Impermissible Qualification, the Borrower must satisfy the Administrative Agent and the Required Lenders that the Impermissible Qualification does not reflect a condition that materially impairs the timely collectibility by the Lenders of any monetary Obligations then outstanding;

(c)                                  as soon as available and in any event within the time limits set for submission of the statements submitted under clauses (a) and (b) above, a certificate signed by an Authorized Person of the Borrower (i) to the effect that a review of the activities of the Borrower during the subject Fiscal Year or Fiscal Quarter, as the case may be, has been made under his supervision with a view to determining whether the Borrower has fulfilled all of its obligations to be fulfilled during such period under this Agreement and the Notes and the other Loan Documents to which it is a party and, to the best of his knowledge, no Default exists, or if a Default does exist, specifying the nature and extent thereof and the nature of any corrective action taken or proposed to be taken to cure such Default and (ii) showing in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Administrative Agent compliance with the financial covenants set forth in Section 8.3;

(d)                                 as soon as possible and in any event within five (5) Business Days after the Chief Executive Officer, the President, any Vice President or the Treasurer of the Borrower learns of the occurrence of any Default, a statement of an Authorized Person of the Borrower setting forth details of such Default and the action which the Borrower has taken or proposes to take with respect thereto;

(e)                                  in the event that availability under this Agreement is governed by the Borrowing Base, (i) as soon as available, but in no event later than 90 days after the close of each Fiscal Year of the Borrower, commencing with the Fiscal Year ended December 31, 2004, Reserve Reports as of January 1 of the next succeeding year, and (ii) as soon as available, but in no event later than 90 days after each June 30, commencing June 30, 2005, at the Borrower’s discretion, Reserve Reports or Alternate Reserve Reports dated as of July 1;

(f)                                    notice thereof, promptly, and in any event within five (5) Business Days, after (i) the commencement of any labor controversy, litigation, action or proceeding which has a significant probability of consequences that could reasonably be expected to have a Material Adverse Effect or (ii) the receipt of any claim, complaint, notice, inquiry or request for information  in respect of an alleged violation of or liability under any Environmental Law, which claim, complaint, notice, inquiry or request has a significant probability of consequences that could reasonably be expected to have a Material Adverse Effect;

(g)                                 without duplication of any other reports required under this Agreement, promptly after the sending or filing thereof, copies of all reports which the Borrower sends generally to its security holders, and all reports and registration statements which the Borrower or any of its Subsidiaries files with the SEC or any national securities exchange;

(h)                                 with each report submitted under clause (e) above, a certificate signed by an Authorized Person of the Borrower certifying, as of the date of such Reserve Report or Alternate Reserve Report, (i) the name and location of each property to which Proved Reserves included in the Reserve Report or Alternate Reserve Report, as the case may be, are attributable and (ii) that each such property is either (A) owned by the Borrower, (B) owned by a Restricted Subsidiary or (C) a Qualified Partnership Property;

(i)                                     as soon as possible and in any event within five (5) Business Days after Borrower receives notice of a change in the rating of its Index Debt by S&P or Moody’s;

(j)                                     notice thereof, promptly after becoming aware of the institution of any steps by the Borrower or any other Person to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Borrower of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower with respect to any post-retirement Welfare Plan benefit;

(k)                                  as soon as available, and in any event within 90 days after the end of each Fiscal Year, or at other times as the Administrative Agent may reasonably request, a certificate from the Borrower’s risk manager setting forth the nature and extent of all insurance maintained by the Borrower and its Restricted Subsidiaries;

(l)                                     in the event that availability under the Agreement is governed by the Borrowing Base, notice thereof, as soon as reasonably possible and in any event within ten (10) Business Days, if the aggregate Credit Exposures outstanding exceed the Applicable Borrowing Base then in effect;

(m)                               in the event that availability under the Agreement is governed by the Borrowing Base, as soon as available, and in any event within five (5) Business Days after any disposition of (i) Borrowing Base Properties, in one transaction or a series of related transactions, which generate net proceeds in excess of ten percent (10%) of the Applicable Borrowing Base then in effect, or (ii) other assets of the type described in

Section 2.8(c) of the Borrower or any of its Restricted Subsidiaries, in one transaction or a series of related transactions, which generate net proceeds in excess of $20,000,000, in either case written notice of such disposition;

(n)                                 as soon as possible and in any event within five (5) Business Days after any Restricted Subsidiary enters into a Guarantee of Indebtedness, notice of such Guarantee; and

(o)                                 such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries or Consolidated Affiliates as any Lender through the Administrative Agent may from time to time reasonably request.

Information required to be delivered pursuant to Section 7.1(a), 7.1(b), 7.1(g) or 7.1(i) shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent that such information has been posted on a website on the Internet at the website identified in such notice, which shall be accessible by the Lenders without charge, which notice may be included in a certificate delivered pursuant to Section 7.1(c).  The Borrower shall deliver paper copies of the information referred to in Sections 7.1(a), 7.1(b), 7.1(g) and 7.1(i) to any Lender which requests the same.

SECTION 7.2  Compliance with Laws; Taxes.  The Borrower will, and will cause each of its Subsidiaries:

(a)                                  to comply in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(b)                                 to pay, before the same become delinquent, all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books or except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.3  Maintenance of Properties.  The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain, preserve, protect and keep its properties, whether owned in fee or leased, in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted unless the Borrower determines in good faith that the continued maintenance of any of its properties is no longer economically desirable.

SECTION 7.4  Insurance.  The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained with responsible insurance companies insurance with respect to its properties and business (excluding business interruption insurance) against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses.

SECTION 7.5  Books and Records.  The Borrower will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect all of its material business affairs and transactions and permit the Administrative Agent or any of its representatives, at reasonable times and intervals, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant (and the Borrower hereby authorizes such independent public accountant to discuss the Borrower’s financial matters with the Administrative Agent or its representatives whether or not any representative of the Borrower is present) and to examine (and, at the expense of the Borrower, photocopy extracts from) any of its books or other corporate or partnership records.  The Borrower shall pay any fees of such independent public accountant incurred in connection with the Administrative Agent’s exercise of its rights pursuant to this Section.

SECTION 7.6  Environmental Covenant.  The Borrower will, and will cause each of its Subsidiaries to, (i) use, operate and maintain all facilities and properties under its control in compliance with all Environmental Laws, (ii) keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and (iii) handle all Hazardous Materials in compliance with all applicable Environmental Laws, except, in each case, where the failure to do so could not be reasonably expected to have a Material Adverse Effect.

SECTION 7.7  Performance Under Material Operating Contracts.  The Borrower will,  and will cause each of its Restricted Subsidiaries to, perform their respective obligations under all operating contracts, licenses, permits and concession agreements to which they are a party and which relate to (i) in the event that availability under this Agreement is governed by  the Borrowing Base, Borrowing Base Properties or (ii) otherwise, Properties, except where the failure to so perform could not be reasonably expected to have a Material Adverse Effect.

SECTION 7.8  Designation and Conversion of Restricted and Unrestricted Subsidiaries.

(a)                                  Unless designated as an Unrestricted Subsidiary on Item 6.8 of the Disclosure Schedule as of the date of this Agreement or thereafter in writing to the Administrative Agent, any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b)                                 The Borrower may designate any Subsidiary (including a newly formed or newly acquired Subsidiary) as an Unrestricted Subsidiary if (i) the representations and warranties of the Borrower and its Restricted Subsidiaries contained in each of the Loan Documents are true and correct in all material respects on and as of such date as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects as of such date), (ii) after giving effect to such designation, no Default or Event of Default would exist, and (iii) in the case of a Subsidiary which is already classified as a Restricted Subsidiary, the Borrower has obtained the prior written consent of the Administrative Agent and the Required Lenders.  Except as provided in this Section, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

(c)                                  The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) the representations and warranties of the Borrower and its Restricted Subsidiaries contained in each of the Loan Documents are true and correct in all material respects on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects as of such date), and (ii) after giving effect to such designation, no Default or Event of Default would exist.

SECTION 7.9  Subsidiary Guaranty.  In the event that any Restricted Subsidiary of the Borrower shall Guarantee any Indebtedness of the Borrower or any other Subsidiary of the Borrower (“Other Guaranty”), such Restricted Subsidiary shall deliver promptly, and in any event within 10 days of delivery of such Guarantee, to the Administrative Agent a Subsidiary Guaranty; provided that any such Subsidiary Guaranty shall automatically terminate upon the termination of such Other Guaranty.

ARTICLE VIII
NEGATIVE COVENANTS

The Borrower agrees with the Administrative Agent and each Lender that, until all Commitments have terminated and the Notes and all other payment Obligations that have then become due and payable have been paid and performed in full, the Borrower will perform the obligations set forth in this Article.

SECTION 8.1  Limitations on Indebtedness.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise become liable in respect of any Indebtedness if, after giving effect thereto, a Default or an Event of Default shall have occurred and be continuing or been caused thereby or if the incurrence of such Indebtedness would result in the existence of a Borrowing Base Deficiency; provided that this Section 8.1 shall not prohibit the Borrower and its Restricted Subsidiaries from creating or incurring, even if a Borrowing Base Deficiency or any Default or Event of Default shall have occurred, (i) Indebtedness evidenced by bonds or surety obligations, in each case required by any Governmental Authority, (ii) obligations to pay into escrow accounts or establish other reserves, in each case under this clause (ii) only in amounts necessary to cover costs of abandonment of oil and gas wells or drilling sites, and (iii) obligations described in clause (e) of the definition of “Indebtedness” that arise after the occurrence of a Borrowing Base Deficiency or Default pursuant to a Hedging Agreements entered into prior to such occurrence; provided further that Indebtedness (other than Guarantees) of Restricted Subsidiaries shall not exceed $25,000,000 in the aggregate at any time.

SECTION 8.2  Liens.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, including the capital stock of any Subsidiary or Affiliate owned by the Borrower or a Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a)           Liens on pipeline or pipeline facilities which arise out of operation of law; Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements which are customary in the oil and gas business; and Liens reserved in oil and gas mineral leases for bonus or rental payments and form compliance with the terms of such lease;

(b)           Liens on any Borrowing Base Property or other asset of Borrower or any Restricted Subsidiary granted prior to the Closing Date to secure payment of Indebtedness which is set forth in Item 8.2 (“Existing Liens”) of the Disclosure Schedule, provided that (i) such Lien shall not apply to any other Borrowing Base Property or other asset of Borrower or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Closing Date;

(c)           Liens in respect of Capitalized Lease Liabilities and Liens on the subject assets in respect of purchase money Senior Debt permitted by Section 8.1;

(d)           Liens in respect of rights of first refusal, purchase options and similar rights granted pursuant to joint operating agreements, joint ownership agreements, stockholders agreements, Organic Documents and other similar agreements and documents;

(e)           Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(f)            Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(g)           Liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business (including lessee and operator obligations under statute, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state, federal or foreign lands or waters) or to secure obligations on surety or appeal bonds;

(h)           pre-judgment Liens and judgment Liens in existence less than 15 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance;

(i)            Liens on cash or Cash Equivalent Investments which are collateral for letters of credit in an aggregate amount not to exceed $20,000,000 at any time;

(j)            statutory Liens and easements or other servitudes arising in the ordinary course of business and minor irregularities of title which do not materially impair the ownership or use of the property subject thereto for the purposes for which such property is owned and held;

(k)           Liens which do not encumber Borrowing Base Properties and which secure or relate to Non-Recourse Indebtedness;

(l)            any Liens in favor of any counterparty to Commodity Hedging Contracts or Hedging Agreements and which counterparty is (i) any Lender or any Affiliate of such Lender, or (ii) any other Person, provided that the aggregate value of the obligation secured by all such Liens permitted by this clause (ii) shall not exceed U.S.$25,000,000 in the aggregate at any one time outstanding;

(m)          Liens on oil and gas stored on board floating production and/or storage and offloading facilities utilized by the Borrower and its Subsidiaries and Affiliates which are granted to the lessor and operator thereof and deposit arrangements required under the bareboat charters and operating agreements relating to those facilities;

(n)           Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Borrower or any of its Subsidiaries to the extent any such defeasance is not prohibited by this Agreement; customary Liens for the fees, costs and expenses of trustees and escrow agents pursuant to the indenture, escrow agreement or other similar agreement establishing such trust or escrow arrangement; and Liens pursuant to merger agreements, stock purchase agreements, asset sale agreements and similar agreements (i) limiting the transfer of properties and assets pending consummation of the subject transaction and (ii) in respect of earnest money deposits, good faith deposits, purchase price adjustment escrows and similar deposits and escrow arrangements made or established thereunder;

(o)           rights reserved to or vested in any municipality or governmental, statutory or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the property of such Person; rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property of such Person, or to use such property in a manner which does not materially impair the use of such property for the purposes for which it is held by such Person; any obligation or duties affecting the property of such Person to any municipality or governmental, statutory or public authority with respect to any franchise, grant, license or permit;

(p)           Liens arising under or expressly permitted by the Loan Documents; and

(q)           Liens existing on any asset of any Person prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any asset of any Person that becomes a Restricted Subsidiary of the Borrower after the Effective Date; provided that (i) such Liens are not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Liens do not apply to any other assets of Borrower or any other Subsidiary, and (iii) such Liens shall secure only those obligations which they secure on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be.

SECTION 8.3  Financial Condition.  The Borrower will not permit:

(a)           its Total Debt to Capitalization Ratio, expressed as a percentage, to exceed 60% at any time; or

(b)           its Fixed Charge Coverage Ratio to be equal to or less than 2.5 to 1.0 at the end of any Fiscal Quarter;

provided that (i) the effects of FAS 133 and FAS 143 and any non-cash writedowns will be disregarded for purposes of calculating the foregoing ratios and (ii) no Default in respect of clauses (a) or (b) shall be deemed to have occurred unless and until financial statements for such Fiscal Quarter are available to the Borrower that reflect such Default.

SECTION 8.4  Investments.

SECTION 8.4.1  At any time when the Applicable Rating Level is “Level I”, then the Borrower will not, and will not permit any of its Restricted Subsidiaries to, make, incur or assume any Investment in any other Person if, after giving effect thereto, a Default or an Event of Default shall have occurred and be continuing or been caused thereby; provided, however, that notwithstanding the foregoing, the Borrower and any Restricted Subsidiary may make Investments in (i) Cash Equivalent Investments and (ii) Investments committed to by the Borrower or such Restricted Subsidiary prior to the occurrence of such Default or Event of Default.

SECTION 8.4.2  At all times when the Applicable Rating Level is not “Level I”, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, make, incur, assume or suffer to exist any Investment in any other Person, except:

(a)           Investments not otherwise permitted in this Section which exist on the Effective Date so long as such Investments are not increased, extended or renewed;

(b)           Cash Equivalent Investments;

(c)           Investments by the Borrower in any of its Subsidiaries (or any Person that becomes a Subsidiary as a result of such Investment), or by any Subsidiary in the Borrower or any other Subsidiary, whether or not existing on the date hereof (including the Borrower and Thaipo Limited’s Guarantee of the bareboat charter and operating agreement relating to the FPSO “Tantawan Explorer”);

(d)           if such Investment shall not result in any violation of Regulation U, other equity Investments of a class registered pursuant to Section 12 of the Securities Exchange Act of 1934 provided that the Borrower’s ownership interest will not exceed 5% of the issuer’s outstanding shares entitled to vote, unless such ownership interest is acquired pursuant to a merger agreement between the Borrower and such issuer;

(e)           loans and advances in the ordinary course of business and stock, obligations, securities or other assets received in settlement of debts so created and owing to the Borrower or any Restricted Subsidiary of the Borrower; or

(f)            Investments by the Borrower in any of its Affiliates, whether or not existing on the date hereof, provided such Investments in Affiliates do not exceed in the aggregate at any one time outstanding $25,000,000;

provided, however, that no Investment in Subsidiaries or Affiliates of the Borrower otherwise permitted by the immediately preceding clauses (c) and (f) and no Investment otherwise permitted by the immediately preceding clause (d) shall be permitted to be made if, immediately before or after giving effect thereto, any Default shall have occurred and be continuing.

SECTION 8.5  Restricted Payments, etc.  On and at all times after the Effective Date, the Borrower will not declare, pay or make any dividend or distribution (in cash, property or obligations) on any shares of any class of capital stock (now or hereafter outstanding) of the Borrower or on any warrants, options or other rights with respect to any shares of any class of capital stock (now or hereafter outstanding) of the Borrower (other than dividends or distributions payable in its common stock or warrants to purchase its common stock or splitups or reclassifications of its stock into additional or other shares of its common stock) or apply, or permit any of its Restricted Subsidiaries to apply, any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement of, or agree or permit any of its Restricted Subsidiaries to purchase or redeem, any shares of any class of capital stock (now or hereafter outstanding) of the Borrower, or warrants, options or other rights with respect to any shares of any class of capital stock (now or hereafter outstanding) of the Borrower, if, after giving effect thereto, a Default or an Event of Default shall have occurred and be continuing or been caused thereby; provided, that notwithstanding any restriction contained in this Section, the Borrower may redeem any of its shares of capital stock in exchange for, or out of the proceeds of the substantially concurrent sale of, shares of capital stock, and any dividend otherwise permitted under the terms of this Section on the date of such dividend’s declaration shall be payable notwithstanding that on the date of payment, such dividend would not be permitted under this Section; and provided, further, that Hybrid Preferred Securities shall not be treated as capital stock of the Borrower for purposes of this Section.

SECTION 8.6  Consolidation, Merger, etc.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, liquidate, wind up or dissolve, consolidate with, or merge into or with, any other corporation, or purchase or otherwise acquire all or substantially all the assets of any Person or of any division of any Person except as set forth below and so long as the Borrower (if the Borrower is a party thereto) is the surviving entity:

(a)           any Restricted Subsidiary may liquidate or dissolve into, and may consolidate or merge with and into, the Borrower or any other Restricted Subsidiary; and

(b)           B8/32 Partners may liquidate or dissolve voluntarily into, and may merge with and into, the Borrower, any other Restricted Subsidiary or any other Person; provided that either (i) the Borrower’s equity interest in the surviving Person (in the case of a dissolution into, or consolidation or merger with and into a Person other than the Borrower or a Restricted Subsidiary) is not less than its equity interest in B8/32 Partners immediately prior to such dissolution, consolidation or merger or (ii) all of the Borrower’s pro rata share of the Borrowing Base Properties in the event that availability under this Agreement is governed by the Borrowing Base owned by B8/32 Partners, or the proceeds upon liquidation thereof, become the property of the Borrower or any Restricted Subsidiary.

(c)           so long as no Default has occurred and is continuing or would occur after giving effect thereto, the Borrower or any Restricted Subsidiary may purchase all or substantially all of the assets of any Person (other than the Borrower) or any division of any Person, or acquire any Person (other than the Borrower) by merger.

SECTION 8.7  Modification of Certain Agreements.  The Borrower will not consent to any amendment, supplement or other modification of any of the terms or provisions contained in any document or instrument evidencing or governing any existing Subordinated Indebtedness which (a) accelerates the date of or increases the amount of any repayment or redemption required pursuant to such agreements, prior to December 16, 2009, (b) contains covenants regarding the matters set forth in, and that are materially more restrictive than, Section 8.3, (c) increases the rate of interest or increases or provides for fees or other compensation, except, with respect to such fees and other compensation, to the extent the same are usual and customary for transactions of such type, or (d) results in subordination terms materially less favorable to the Lenders as holders of the Notes, without obtaining the prior approval of the Required Lenders.

SECTION 8.8  Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into, or cause, suffer or permit to exist any arrangement or contract with any of its Affiliates unless such arrangement or contract, as of the date it was entered into, is fair and equitable to the Borrower or such Subsidiary and is (as of such date) not of a sort which would not be entered into by a prudent Person in the position of the Borrower or such Subsidiary with, or which is on terms which are less favorable than are obtainable from, any Person which is not one of its Affiliates; provided, that the foregoing provisions of this Section shall not prohibit any payment permitted by Section 8.5 or in respect of any Hybrid Preferred Securities or any transaction between or among the Borrower and its Subsidiaries and other of its Subsidiaries.

SECTION 8.9  Negative Pledges, etc.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any agreement (i) prohibiting the creation of any Lien upon any of its properties, revenues or assets, whether now owned or hereafter acquired, (ii) restricting the ability of such Restricted Subsidiary to pay dividends or make other distributions in respect of such Subsidiary’s share of net profits to the Borrower, (iii) restricting the ability of any Restricted Subsidiary to make payments of principal or interest on any loan from the Borrower or any other Subsidiary or (iv) restricting the ability of the Borrower to amend or otherwise modify this Agreement or any other Loan Document, except for: (A) this Agreement, any other Loan Document and, with respect to Liens, the Subordinated Indebtedness and any agreement governing Capitalized Lease Liabilities or other Indebtedness incurred to lease or finance acquisitions of assets as to the assets so leased or financed, (B) any agreement of any Person acquired by the Borrower or any Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which prohibition or restriction is not applicable to any other Person, other than the Person and the Subsidiaries of that Person, so acquired, (C) with respect to Liens, merger agreements, stock purchase agreements, asset sale agreements and similar agreements limiting the encumbrance of properties, revenues and assets pending consummation of the subject transaction, (D) with respect to Liens on assets of a partnership or joint venture that is such a Subsidiary, partnership or  joint venture agreement provisions consistent with the past practices of the Borrower and its Subsidiaries and Affiliates, (E) agreements that extend, renew or refinance or replace agreements described in clauses (A) and (B) above, provided, that the restrictions contained therein are not materially less favorable to the Lenders than those under or pursuant to the agreements being so extended, renewed or refinanced or replaced.

SECTION 8.10  Speculative Hedging.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into (i) Commodity Hedging Contracts or Hedging Agreements which hedge or mitigate risks to which the Borrower or any Restricted Subsidiary does not have actual exposure or (ii) Commodity Hedging Contracts or Hedging Agreements with counterparties whose senior, unsecured, long-term indebtedness for borrowed money which is not guaranteed by any other Person or subject to any other credit enhancement is rated at the time such Commodity Hedging Contract or Hedging Agreement is entered into less than “BBB-” by S&P or “Baa3” by Moody’s.

ARTICLE IX
EVENTS OF DEFAULT

SECTION 9.1  Listing of Events of Default.  Each of the following events or occurrences described in this Section 9.1 shall constitute an “Event of Default”.

SECTION 9.1.1  Non-Payment of Obligations.  The Borrower shall default in the payment or prepayment, including any mandatory prepayment pursuant to Section 3.1.2., when due of any principal of any Loan or of any reimbursement obligation with respect to any Letter of Credit, or the Borrower shall default (and such default shall continue unremedied for a period of five (5) days) in the payment when due of interest on any Loan, any Commitment Fee, any Upfront Fee, or other payment obligation provided for in this Agreement or any other Loan Document.

SECTION 9.1.2  Breach of Warranty.  Any representation or warranty of the Borrower or any Subsidiary made or deemed to be made hereunder or in any other Loan Document or in any other writing or certificate furnished by or on behalf of the Borrower (including any certificate delivered pursuant to Article VII) to the Administrative Agent or any Lender for the purposes of or in connection with this Agreement or any such other Loan

Document (including any certificates delivered pursuant to Article V) is incorrect when made in any material respect.

SECTION 9.1.3  Non-Performance of Certain Covenants and Obligations.  The Borrower shall default in the due performance and observance of any of its obligations under Article VIII (excluding Section 8.3) and, with respect to Section 8.2, 8.4 or 8.5, such default shall continue unremedied for a period of five (5) Business Days after notice thereof shall have been given to the Borrower by the Administrative Agent.

SECTION 9.1.4  Non-Performance of Other Covenants and Obligations.  The Borrower or any Subsidiary shall default in the due performance and observance of any other covenant or agreement contained herein, including Section 8.3, or in any other Loan Document, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent.

SECTION 9.1.5  Default on Other Indebtedness.  The Borrower or any Restricted Subsidiary shall default in the payment when due or within any applicable grace period,  whether by acceleration or otherwise, of any of its Indebtedness (other than Indebtedness described in Section 9.1.1 or Non-Recourse Indebtedness) in excess in principal amount of $25,000,000, or any default shall occur in the performance or observance of any other obligation or condition with respect to any such Indebtedness if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder or holders thereof, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.

SECTION 9.1.6  Judgments.  Any judgments or orders for the payment of money which are, in aggregate, in excess of $25,000,000 at any one time outstanding shall be rendered against the Borrower or any of its Restricted Subsidiaries and the same shall remain undischarged and either

(a)           enforcement proceedings shall have been commenced in respect of such judgments or orders; or

(b)           there shall be any period of 30 consecutive days during which enforcement of such judgments or orders is not stayed, by reason of a pending appeal or otherwise.

SECTION 9.1.7  Pension Plans.  Any of the following events shall occur with respect to any Pension Plan:

(a)           the institution of any steps by the Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $25,000,000; or

(b)           a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.

SECTION 9.1.8  Control of the Borrower.  Any Change in Control shall occur.

SECTION 9.1.9  Bankruptcy, Insolvency, etc.  The Borrower or any of its Significant Subsidiaries shall

(a)           generally fail to pay, or admit in writing its inability or unwillingness to pay, its debts as they become due;

(b)           apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any of its Significant Subsidiaries or any property of any thereof, or make a general assignment for the benefit of creditors;

(c)           in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any of its Significant Subsidiaries or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days;

(d)           permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding (except the voluntary dissolution, not under any bankruptcy or insolvency law, of a Significant Subsidiary pursuant to Section 8.6), in respect of the Borrower or any of its Significant Subsidiaries, and, if any such case or proceeding is not commenced by the Borrower or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower or such Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed; or

(e)           take any corporate, or in the case of a Significant Subsidiary organized as a partner, partnership action authorizing, or in furtherance of, any of the foregoing.

SECTION 9.2  Action if Bankruptcy.  If any Event of Default described in clauses (a) through (d) of Section 9.1.9 shall occur with respect to the Borrower, the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.

SECTION 9.3  Action if Other Event of Default.  If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 9.1.9 with respect to the Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare the outstanding principal amount of the Loans and other payment Obligations to be due and payable, whereupon the full unpaid amount of such Loans and other payment Obligations shall be and become immediately due and payable, without further notice, demand or presentment.

ARTICLE X
THE AGENTS

SECTION 10.1  Actions.  Each Agent, Lender and Issuing Bank hereby appoints Bank of Montreal as Administrative Agent, Bank of America, N.A., Toronto Dominion (Texas) LLC and BNP Paribas as Co-Syndication Agents, Wachovia Bank, National Association as Documentation Agent, Citibank, N.A. as a Managing Agent, and The Bank of Nova Scotia as a Managing Agent under and for purposes of this Agreement, the Notes and each other Loan Document.  Each Lender authorizes each of the Agents to act on behalf of such Lender and to exercise such powers as are delegated to such Agent under this Agreement, the Notes and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Agents (with respect to which each Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of such Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto.  Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) each of the Agents, pro rata according to such Lender’s Percentage, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Agents in any way relating to or arising out of this Agreement, the Notes and any other Loan Document, including reasonable attorneys’ fees, and as to which any Agent is not reimbursed by the Borrower; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted solely from such Agent’s gross negligence or willful misconduct.  No Agent shall be required to take any action hereunder, under the Notes or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement, the Notes or any other Loan Document, unless it is indemnified hereunder to its satisfaction.  If any indemnity in favor of any Agent shall be or become, in such Agent’s determination, inadequate, such Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

SECTION 10.2  Funding Reliance, etc.  Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender by 5:00 p.m., Central Time, on the day prior to a Borrowing in the case of LIBOR Loans, or by 11:00 a.m., Central Time, on the day of any Borrowing in the case of Prime Rate Loans, that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate at that time.

SECTION 10.3  Exculpation.  No Agent nor any of its directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any other Loan Document, nor the validity, genuineness, enforceability, existence, value or sufficiency of any collateral nor to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other Loan Document.  Each Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which such Agent believes to be genuine and to have been presented by a proper Person.

SECTION 10.4  Successor to Administrative Agent.  The Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower, the other Agents and all Lenders.  If the Administrative Agent at any time shall resign, the Required Lenders, with the consent of the Borrower, may appoint another Lender or a commercial banking institution organized under the laws of the U.S. (or any state thereof) or a U.S. branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $500,000,000 as a successor Administrative Agent which shall thereupon become the Administrative Agent hereunder.  If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the U.S. (or any State thereof) or a U.S. branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $500,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of

(a)           this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement; and

(b)           Section 11.3 shall continue to inure to its benefit.

SECTION 10.5  Loans by the Agents.  Each of the Agents shall have the same rights and powers with respect to (x) the Loans made by it or any of its Affiliates, and (y) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not an Agent.

SECTION 10.6  Credit Decisions.  Each Lender acknowledges that it has, independently of any Agent and each other Lender, and based on such Lender’s review of the financial information of the Borrower and such other documents, information and investigations as such

Lender has deemed appropriate, made its own credit decision to extend its Commitments.  Each Lender also acknowledges that it will, independently of any Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

SECTION 10.7  Copies, etc.  The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower).  The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Borrower for distribution to the Lenders by the Administrative Agent.

ARTICLE XI
MISCELLANEOUS PROVISIONS

SECTION 11.1  Waivers, Amendments, etc.  The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided, however, that no such amendment, modification or waiver which would:

(a)           modify any requirement hereunder that any particular action be taken by all the Lenders, the Required Lenders or the Required Borrowing Base Lenders shall be effective unless consented to by each Lender;

(b)           modify this Section 11.1, change the definition of “Required Lenders”, “Required Borrowing Base Lenders” or “Restricted Subsidiary”, other than as permitted under Section 2.8, eliminate the Borrowing Base, increase the Commitment Amount or the Percentage of any Lender, change the definition of “Prime Rate” or “LIBOR” to reduce interest or the Applicable Margin payable by the Borrower, reduce any fees described in Article III, release any Subsidiary Guaranty required by Section 7.9 unless Section 7.9 no longer requires such Subsidiary Guaranty, or extend any Commitment Termination Date, without the consent of each Lender;

(c)           reduce the amount of any mandatory prepayment (whether pursuant to Section 3.1.2 or otherwise) or of any interest payment due to any Lender on any Loan (or reduce the principal amount of or rate of interest on any Loan) shall be made without the consent of the applicable Lender; or

(d)           affect adversely the interests, rights or obligations of the Administrative Agent without consent of the Administrative Agent.

No failure or delay on the part of any Agent or any Lender in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances.  No waiver or approval by any Agent or any Lender under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

SECTION 11.2  Notices.  All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address or facsimile number designated as such in its Administrative Questionnaire or set forth in the Assignment and Assumption Agreement or at such other address or facsimile number as may be designated by such party in a notice to the other parties in accordance with this Section.  Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted and, in the case of facsimiles, transmission confirmed.

SECTION 11.3  Payment of Costs and Expenses.  The Borrower agrees to promptly pay all reasonable expenses of the Administrative Agent (including the reasonable fees and out-of-pocket expenses of counsel to the Administrative Agent) in connection with:

(a)           the negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated, and

(b)           the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document.

Without duplication of any payments made pursuant to Section 4.07(a), the Borrower further agrees to pay, and to save each Agent and the Lenders harmless from all liability for, Other Taxes which may be payable in connection with the execution or delivery of this Agreement, the Borrowings, or the issuance of the Notes or any other Loan Documents.  The Borrower also agrees to reimburse the Administrative Agent and each Lender upon demand for all reasonable out-of-pocket expenses (including the reasonable fees and out-of-pocket expenses of counsel to the Administrative Agent and of local counsel, if any, who may, following reasonable notice to the Borrower, be retained by counsel to the Administrative Agent) incurred by the Administrative Agent or such Lender in connection with the enforcement of any Obligations after the occurrence and during the continuation of an Event of Default.

SECTION 11.4  Indemnification.  In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitments, the Borrower hereby indemnifies, exonerates and holds the Administrative Agent, each other Agent, each Lender and each of their respective officers, directors, employees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

(a)           any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan or Letter of Credit;

(b)           the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Required Lenders pursuant to Article V not to fund any Borrowing);

(c)           any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Borrower or any of its Subsidiaries of any portion of the stock or assets of any Person, whether or not the Administrative Agent or such Lender is party thereto;

(d)           any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by the Borrower or any of its Subsidiaries of any Hazardous Material; or

(e)           the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from, any real property owned or operated by the Borrower or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, the Borrower or such Subsidiary, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the activities of the Indemnified Party on the property of the Borrower conducted subsequent to a foreclosure on such property by the Lenders or by reason of the relevant Indemnified Party’s gross negligence or willful misconduct or breach of this Agreement, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  The Borrower shall be obligated to indemnify the Indemnified Parties for all Indemnified Liabilities subject to and pursuant to the foregoing provisions, regardless of whether the Borrower or any of its Subsidiaries had knowledge of the facts and circumstances giving rise to such Indemnified Liability.

Promptly after the receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party will, if a claim for indemnity in respect thereof is to be made against the Borrower, notify the Borrower of the commencement thereof.  If the Borrower will have acknowledged in writing that this Section 11.4 will cover any Indemnified Liabilities in any such action, suit, proceeding or investigation, and, in the sole determination of the Indemnified

Party, the Borrower has the financial ability to pay such Indemnified Liabilities, then the Borrower will have the right, on behalf of such Indemnified Party, but at the Borrower’s expense, to defend such action, suit or proceeding, or participate in such investigation, with counsel selected by it, and will have sole discretion as to whether to litigate, appeal or settle.

Notwithstanding the foregoing, nothing in this Section 11.4 is intended to expand upon the obligations of the Borrower under Article IV in respect of Additional Costs, funding losses, increased capital costs or Taxes, which obligations are created under and subject to the terms and conditions of the relevant Sections of that Article.

SECTION 11.5  Survival.  The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.7, 11.3 and 11.4, and the obligations of the Lenders under Section 10.1 and of the Agents and the Lenders under Section 11.12, shall in each case survive any termination of this Agreement.  The representations and warranties made by the Borrower in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

SECTION 11.6  Severability.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 11.7  Headings.  The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

SECTION 11.8  Execution in Counterparts, Effectiveness, etc.  This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.  This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower and each Lender (or notice thereof satisfactory to the Administrative Agent) shall have been received by the Administrative Agent (or Administrative Agent’s counsel) and notice thereof shall have been given by the Administrative Agent to the Borrower and each Lender.

SECTION 11.9  Governing Law; Entire Agreement.  THIS AGREEMENT, THE NOTES AND EACH OTHER LOAN DOCUMENT SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER, GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 11.10  Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that:

(a)           the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent and all Lenders (and any attempted assignment or transfer by the Borrower without such consent shall be null and void); and

(b)           the rights of sale, assignment and transfer of the Lenders are subject to Section 11.11.

(c)           Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

SECTION 11.11  Assignments and Participations.

(a)           Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, Loans and LC Exposure at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment, Loans and LC Exposure or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans and LC Exposure outstanding thereunder) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and increments of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (b) of this Section, from and after the effective date specified in each Assignment and Assumption Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.3, 4.4, 4.5, 4.7, 11.3 and 11.4).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(b)           The Administrative Agent shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c)           Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans or LC Exposure owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to Sections 11.1(b) or (c) that affects such Participant.  Subject to paragraph (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.3, 4.4, 4.5 and 4.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(d)           A Participant shall not be entitled to receive any greater payment under Section 4.3, 4.4, 4.5 or 4.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.7 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.7 as though it were a Lender.

(e)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender;

provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 11.12  Confidentiality.  The Agents and the Lenders shall hold all non-public information obtained pursuant to the requirements of this Agreement as follows:

(a)           may not disclose or discuss such information with any other persons except that any Person may disclose such information (i) to any bank regulatory authority at the request of such authority or in connection with an examination of such Person by any such authority, (ii) pursuant to subpoena, other court process or as otherwise required by law, (iii) at the express direction of any other agency of any State of the United States, (iv) to such Person’s independent auditors, counsel or independent petroleum engineers retained by such Person or (v) to any Assignee Lender or proposed Assignee Lender of all or any portion of any Lender’s interests, rights and obligations under this Agreement and any participant or proposed participant in all or a portion of a Lender’s obligations under the Agreement, in each case, only if such Assignee Lender or proposed Assignee Lender or participant or proposed participant shall execute and deliver to the Borrower prior to any disclosure of information or conclusions based on such information a confidentiality letter reasonably acceptable to the Borrower and the Administrative Agent;

(b)           the obligation of confidentiality shall not apply to such portions of the information which any such Person establishes (i) are in the public domain, (ii) hereafter become part of the public domain without breach of this Section 11.12 or any confidentiality letter, (iii) are previously known from some source other than the Borrower, (iv) are developed without using the Borrower’s information or (v) are hereafter obtained from a third party who owes no obligation of confidence to the Borrower with respect to such information;

(c)           unless prohibited by applicable law or court order, each such Person will promptly notify the Borrower (in advance, if practicable) if it is required to disclose any such information or conclusions pursuant to clause (a)(ii) above;

(d)           each such Person agrees that it will not use any information obtained, inspected or reviewed by it in connection with the Agreement for the purpose of bidding, or in any manner advising or assisting in the bidding (including advising or assisting in advising in the nomination of tracts to be leased), on future lease sales of tracts in offset tracts or in drainage tracts to the Borrower’s interests or for the purpose of purchasing, selling, offering to purchase or offering to sell, directly or indirectly, any equity securities of the Borrower (or assisting or advising others in connection therewith);

(e)           all obligations of each such Person pursuant to this Section 11.12 shall terminate on the second anniversary of the date on which all Obligations of the Borrower to such Person under the Agreement and the Notes have been fulfilled;

(f)            each such Person agrees that it shall be responsible for the compliance with this Agreement by all its officers and employees to the same extent as if they were parties hereto; and

(g)           notwithstanding anything to the contrary in this Agreement, this Section 11.12 is in addition to and shall not supercede any existing confidentiality agreements between the Borrower and any other party to this Agreement, provided that such existing confidentiality agreements, if any, shall not be a part of this Agreement.

SECTION 11.13  Other Transactions.  Nothing contained herein shall preclude the Agents or any Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries or Affiliates in which the Borrower or such Subsidiary or Affiliate is not restricted hereby from engaging with any other Person.

SECTION 11.14  USA Patriot Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA Patriot Act.

SECTION 11.15  NO ORAL AGREEMENTS.  THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

POGO PRODUCING COMPANY

By:
Name:	James P. Ulm, II
Title:	Senior Vice President and Chief Financial Officer

Address:	5 Greenway Plaza, Suite 2700
Houston, Texas 77046-0504

Attention:	James P. Ulm, II
Telephone No.:	(713) 297-5152
Telecopy No.:	(713) 297-4954

[Signature Page - Pogo Producing
Company Credit Agreement

BANK OF MONTREAL, acting through its U.S. branches and agencies, including initially its Chicago, Illinois branch, as Administrative Agent and as a Lender

By:
Name:
Title:

BANK OF AMERICA, N.A., as a Co-Syndication Agent and as a Lender

By:
Name:
Title:

TORONTO DOMINION (TEXAS) LLC, as a Co-Syndication Agent and as a Lender

By:
Name:
Title:

BNP PARIBAS, as a Co-Syndication Agent and as a Lender

By:
Name:
Title:

By:
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Documentation Agent and as a Lender

By:
Name:
Title:

CITIBANK, N.A., as a Managing Agent and as a Lender

By:
Name:
Title:

THE BANK OF NOVA SCOTIA, as a Managing Agent and as a Lender

By:
Name:
Title:

SCOTIABANC INC., as a Lender

By:
Name:
Title:

THE BANK OF NEW YORK, as a Lender

By:
Name:
Title:

FORTIS CAPITAL CORP., as a Lender

By:
Name:
Title:

By:
Name:
Title:

UFJ BANK, as a Lender

By:
Name:	Clyde L. Redford
Title:	Senior Vice President

UNION BANK OF CALIFORNIA, N.A., as a Lender

By:
Name:
Title:

THE ROYAL BANK OF SCOTLAND plc, as a Lender

By:
Name:
Title:

SOCIETE GENERALE, as a Lender

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

COMERICA BANK, as a Lender

By:
Name:
Title:

COMPASS BANK, as a Lender

By:
Name:
Title:

NATEXIS BANQUES POPULAIRES, as a Lender

By:
Name:
Title:

By:
Name:
Title:

SOUTHWEST BANK OF TEXAS, N.A., as a Lender

By:
Name:
Title:

SCHEDULE I

DISCLOSURE SCHEDULE

ITEM 6.7                Litigation.

NONE.

ITEM 6.8                Existing Subsidiaries and Affiliates.

Name and Type of Entity	Ownership Percentage (Direct and Indirect)	Jurisdiction of Organization	Restricted/ Unrestricted Subsidiary

Arch Petroleum Inc. (corporation)	100%	Delaware	Restricted Subsidiary
B8/32 Partners Ltd. (limited company)	46.34%	Thailand	Restricted Subsidiary
Countertrey, Inc. (corporation)	100%	Delaware	Unrestricted Subsidiary
North Central Oil Corporation (corporation)	100%	Delaware	Restricted Subsidiary
Pogo Denmark ApS (limited liability company)	100%	Denmark	Unrestricted Subsidiary
Pogo Hungary Oil and Gas Exploration and Exploitation Limited Liability Company (limited liability company)	100%	Hungary	Restricted Subsidiary
Pogo New Zealand (unlimited company)	100%	New Zealand	Unrestricted Subsidiary
Pogo North Sea Limited (corporation)	100%	United Kingdom	Unrestricted Subsidiary
Pogo Offshore Pipeline Company (corporation)	100%	Delaware	Unrestricted Subsidiary
Pogo Onshore Pipeline Company (corporation)	100%	Delaware	Unrestricted Subsidiary
Pogo Overseas Production B.V. (private company with limited liability)	100%	Netherlands	Unrestricted Subsidiary
Pogo Services and Technology Corporation (corporation)	100%	Delaware	Unrestricted Subsidiary
Ponzea B.V. (private company)	100%	Netherlands	Unrestricted Subsidiary
Sampack, Inc. (corporation)	100%	Delaware	Unrestricted Subsidiary
Tantawan Services, LLC (limited liability company)	100%	Delaware	Unrestricted Subsidiary
Texakoma Oil & Gas Corporation (corporation)	100%	Texas	Restricted Subsidiary
Texakoma Partners, Inc. (corporation)	100%	Texas	Unrestricted Subsidiary
Thailand Finance Company (corporation)	100%	Delaware	Unrestricted Subsidiary
Thaipo Limited (limited company)	100%	Thailand	Restricted Subsidiary
Van Apeldoorn Crystal Holding B.V. (private company with limited liability)	100%	Netherlands	Unrestricted Subsidiary

ITEM 6.12              Environmental Matters.

NONE.

1

ITEM 8.2                Existing Liens.

NONE.

2

SCHEDULE 2.1

COMMITMENTS

Lender	Commitments	Percentage

Bank of Montreal	$60,000,000	8.0000000000%

Bank of America, N.A.	$60,000,000	8.0000000000%

Toronto Dominion (Texas) LLC	$55,000,000	7.3333333333%

BNP Paribas	$55,000,000	7.3333333333%

Wachovia Bank, National Association	$55,000,000	7.3333333333%

Citibank, N.A.	$50,000,000	6.6666666667%

The Bank of Nova Scotia	$25,000,000	3.3333333333%

Scotiabanc Inc.	$25,000,000	3.3333333333%

The Bank of New York	$40,000,000	5.3333333333%

Fortis Capital Corp.	$40,000,000	5.3333333333%

UFJ Bank	$40,000,000	5.3333333333%

Union Bank of California, N.A.	$40,000,000	5.3333333333%

The Royal Bank of Scotland plc	$35,000,000	4.6666666667%

Société Générale	$35,000,000	4.6666666667%

U.S. Bank National Association	$35,000,000	4.6666666667%

Comerica Bank	$25,000,000	3.3333333333%

Compass Bank	$25,000,000	3.3333333333%

Natexis Banques Populaires	$25,000,000	3.3333333333%

Southwest Bank of Texas, N.A.	$25,000,000	3.3333333333%

TOTAL:	$750,000,000	100%

1

EXHIBIT A

[Form of]

NOTE

$______________________________	December 16, 2004

FOR VALUE RECEIVED, POGO PRODUCING COMPANY, a Delaware corporation (the “Borrower”), hereby promises to pay to the order of                                (the “Lender”), at the Principal Office of BANK OF MONTREAL, acting through its Chicago, Illinois branch as the administrative agent (the “Administrative Agent”) for the Lenders, at 115 South LaSalle Street, Chicago, Illinois 60603, the principal sum of                         Dollars ($                       ) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedules attached hereto or any continuation thereof.

This Note is one of the Notes referred to in the Credit Agreement dated as of December 16, 2004 among the Borrower, the Administrative Agent, and the Lenders and other Agents which are or become parties thereto (including the Lender), (as the same may be amended or supplemented from time to time, the “Credit Agreement”), and evidences Loans made by the Lender thereunder. Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

POGO PRODUCING COMPANY

By:
Name:
Title:

1

LOANS AND PRINCIPAL PAYMENTS

Amount of Loan Made		Interest Period (if applicable)	Amount of Principal Repaid		Unpaid Principal Balance		Notation Made By
Prime Rate	LIBOR		Prime Rate	LIBOR	Prime Rate	LIBOR

2

EXHIBIT B

BORROWING REQUEST

Bank of Montreal, as Administrative Agent
700 Louisiana Street, Suite 4400
Houston, Texas  77002
Attention:

Pogo Producing Company

Gentlemen and Ladies:

This Borrowing Request is delivered to you pursuant to Section 2.5 of that certain Credit Agreement, dated as of December 16, 2004 (together with all amendments, if any, from time to time made thereto, the “Credit Agreement”), among POGO PRODUCING COMPANY, a Delaware corporation (the “Borrower”), BANK OF MONTREAL, acting through its Chicago, Illinois branch, as administrative agent (the “Administrative Agent”) for the Lenders, and the Lenders and other Agents which are or become parties thereto.  Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

The Borrower hereby requests that Revolving Loans be made in the aggregate principal amount of $                   on                    , 200      as [LIBOR Loans having an Interest Period of       days] [Prime Rate Loans].

The Borrower hereby certifies and warrants that on the date of this Borrowing Request and on the date of the Borrowing requested herein (after giving effect to such Borrowing, including the application of the proceeds thereof) the following statements shall be true and correct on both such dates:

(a)           the representations and warranties set forth in Article VI of the Credit Agreement are true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date);

(b)           the aggregate Credit Exposures outstanding will not exceed (i) in the event that availability under this Agreement is governed by the Borrowing Base, the lesser of (A) the Commitment Amount and (B) the Applicable Borrowing Base then in effect or (ii) otherwise, the Commitment Amount; and

(c)           No Default had then occurred or has occurred and is continuing.

1

The Borrower agrees that if prior to the time of the Borrowing requested hereby any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify the Administrative Agent.  Except to the extent that prior to the time of the Borrowing requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct at the date of such Borrowing as if then made.

Please wire transfer the proceeds of the Borrowing to the accounts of the following person(s) at the financial institution(s) indicated respectively:

Amount to be Transferred	Person to be Paid		Name, Address, etc. of Transferee Lender
	Name	Account No.

$

Attention:

Balance of such proceeds	The Borrower

Attention:

The Borrower has caused this Borrowing Request to be executed and delivered, and the certification and warranties contained herein to be made, by its duly Authorized Person this       day of                 , 200     .

POGO PRODUCING COMPANY

By:
Name:
Title:

2

EXHIBIT C

CONTINUATION/CONVERSION NOTICE

Bank of Montreal, as Administrative Agent
700 Louisiana Street, Suite 4400
Houston, Texas  77002
Attention:

Pogo Producing Company

Gentlemen and Ladies:

This Continuation/Conversion Notice is delivered to you pursuant to Section 2.6 of that certain Credit Agreement, dated as of December 16, 2004 (together with all amendments, if any, from time to time made thereto, the “Credit Agreement”), among POGO PRODUCING COMPANY, a Delaware corporation (the “Borrower”), BANK OF MONTREAL, acting through its Chicago, Illinois branch, as administrative agent (the “Administrative Agent”) for the Lenders, and the Lenders and other Agents which are or become parties thereto.  Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

The Borrower hereby requests that on                      , 200   ,

(1)                                  $                      of the presently outstanding principal amount of the Revolving Loans originally made on                , 200   ,

(2)                                  and all presently being maintained as (1)[Prime Rate Loans] [LIBOR Loans],

(3)                                  be [converted into] [continued as],

(4)                                  (2)[LIBOR Loans having an Interest Period of                       [months]] [Prime Rate Loans].

The Borrower hereby:

(a)           certifies and warrants that no Default has occurred and is continuing; and

(b)           agrees that if prior to the time of such continuation or conversion any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify the Administrative Agent.

1.     Select appropriate interest rate option.

2.     Insert appropriate interest rate option.

1

Except to the extent, if any, that prior to the time of the continuation or conversion requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed to be certified at the date of such continuation or conversion as if then made.

The Borrower has caused this Continuation/Conversion Notice to be executed and delivered, and the certification and warranty contained herein to be made, by its Authorized Person this      day of                 , 200     .

POGO PRODUCING COMPANY

By:
Name:
Title:

2

EXHIBIT D

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and Percentage identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters of credit and Swing Line Loans) (the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund]

3.	Borrower:	POGO PRODUCING COMPANY, a Delaware corporation

4.	Administrative Agent:	BANK OF MONTREAL, acting through its Chicago, Illinois branch, as Administrative Agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement, dated as of December 16, 2004, among the Borrower, the Administrative Agent, and the Lenders and other Agents which are or become parties thereto.

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans/LC Exposure for all Lenders	Amount of Commitment/Loans/LC Exposure Assigned	Percentage Assigned of Commitment/Loans/LC Exposure
$	$		%
$	$		%
$	$		%

1

Effective Date:                                                                                                   , 200     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

2

Consented to and Accepted:

BANK OF MONTREAL, as Administrative Agent

By:
Name:
Title:

[Consented to:]

[POGO PRODUCING COMPANY]

By:
Name:
Title:

3

ANNEX 1

Credit Agreement, dated as of December 16, 2004, among Pogo Producing Company, Bank of Montreal, as Administrative Agent, and the Lenders and other Agents parties thereto

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.             Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Foreign Lender, it is entitled to an exemption from U.S. withholding tax and attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement in connection with such exemption, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor, any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the

4

Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment.  This Assignment shall be governed by, and construed in accordance with, the law of the State of New York.

5

EXHIBIT E-1

[Form of]

Opinion of Michael J. Killelea, Esq., Vice President and General Counsel to the Borrower

[INTENDED TO BE SUBSTANTIAL SIMILAR TO OPINION DELIVERED
IN CONNECTION WITH 2001 CREDIT FACILITY]

1

EXHIBIT E-2

[Form of]

Opinion of Baker Botts L.L.P., special New York Counsel to Borrower

[INTENDED TO BE SUBSTANTIAL SIMILAR TO OPINION DELIVERED
IN CONNECTION WITH 2001 CREDIT FACILITY]

1

EXHIBIT F

[Form of]

LENDER CERTIFICATE

          , 200

To:                              BANK OF MONTREAL,
as Administrative Agent

Reference is made to that certain Credit Agreement, dated as of December 16, 2004 (together with all amendments, if any, from time to time made thereto, the “Credit Agreement”), among POGO PRODUCING COMPANY, a Delaware corporation (the “Borrower”), BANK OF MONTREAL, acting through its Chicago, Illinois branch, as administrative agent (the “Administrative Agent”) for the Lenders, and the Lenders and other Agents which are or become parties thereto.  Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

[Language for Existing Lender]

[                                            Please be advised that the undersigned has agreed to increase effective                 , 200      its Commitment under the Credit Agreement from $                            to $                 and (b) that it shall continue to be a party in all respects to the Credit Agreement and the other Loan Documents.]

[Language for New Lender]

[                                            Please be advised that the undersigned has agreed effective                 , 200      (a) to become a Lender under the Credit Agreement with a Commitment of $                     and (b) that it shall be deemed to be a party in all respects to the Credit Agreement and the other Loan Documents.]

Very truly yours,

By:
Name:
Title:

1

Accepted and Agreed:

BANK OF MONTREAL, as Administrative Agent

By:
Name:
Title:

Accepted and Agreed:

POGO PRODUCING COMPANY

By:
Name:
Title:

2

EXHIBIT G

[Form of]

REQUEST FOR SWING LINE ADVANCE

VIA FACSIMILE #

Bank of Montreal, as Administrative Agent
700 Louisiana Street, Suite 4400
Houston, Texas  77002
Attention:

Pogo Producing Company

Gentlemen and Ladies:

This Request for Swing Line Advance is delivered to you pursuant to Section 2.2.1 of that certain Credit Agreement, dated as of December 16, 2004 (together with all amendments, if any, from time to time made thereto, the “Credit Agreement”), among POGO PRODUCING COMPANY, a Delaware corporation (the “Borrower”), BANK OF MONTREAL, acting through its Chicago, Illinois branch, as administrative agent (the “Administrative Agent”) for the Lenders, and the Lenders and other Agents which are or become parties thereto.  Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

The Borrower hereby requests that a Swing Line Advance be made today,                , 200    , in the principal amount of $               .  We request this advance be for a period of          day(s), maturing on                      .

Please wire transfer the proceeds of the borrowing to the account(s) of the following person(s) at the financial institution(s) indicated respectively:

Amount to be Transferred	Person to be Paid		Name, Address, etc. of Transferee Lender
	Name	Account No.

$

Attention:

Balance of such proceeds	The Borrower

Attention:

1

The Borrower has caused this Request for Swing Line Advance to be executed and delivered by its duly Authorized Person this      day of                   , 200    .

POGO PRODUCING COMPANY

By:
Name:
Title:

2

EXHIBIT H

[Form of]

SWING LINE NOTE

$10,000,000	December 16, 2004

FOR VALUE RECEIVED, POGO PRODUCING COMPANY, a Delaware corporation (the “Borrower”), hereby promises to pay to the order of BANK OF MONTREAL, acting through its Chicago, Illinois branch as the swing line lender (the “Swing Line Lender”), at 115 South LaSalle Street, Chicago, Illinois 60603, the principal sum of TEN MILLION AND NO/100 Dollars ($10,000,000) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Swing Line Loans made by the Swing Line Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Swing Line Loan, at such office, in like money and funds, for the period commencing on the date of such Swing Line Loan until such Swing Line Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of each Swing Line Loan made by the Swing Line Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Swing Line Lender on its books and, prior to any transfer of this Note, endorsed by the Swing Line Lender on the schedules attached hereto or any continuation thereof.

This Swing Line Note is the Swing Line Note referred to in the Credit Agreement dated as of December 16, 2004 among the Borrower, the Administrative Agent, and the Lenders and other Agents which are or become parties thereto (as the same may be amended or supplemented from time to time, the “Credit Agreement”), and evidences Swing Line Loans made by the Swing Line Lender thereunder. Capitalized terms used in this Swing Line Note have the respective meanings assigned to them in the Credit Agreement.

This Swing Line Note is issued pursuant to the Credit Agreement and is entitled to the benefits and security provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Swing Line Note upon the occurrence of certain events, for prepayments of Swing Line Loans upon the terms and conditions specified therein and other provisions relevant to this Swing Line Note.

THIS SWING LINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

POGO PRODUCING COMPANY

By:
Name:
Title:

1

SWING LINE LOANS AND PRINCIPAL PAYMENTS

Amount of Swing Line Loan Made		Interest Period (if applicable)	Amount of Principal Repaid		Unpaid Principal Balance		Notation Made By
Prime Rate	LIBOR		Prime Rate	LIBOR	Prime Rate	LIBOR

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